As filed with the Securities and Exchange Commission on June 7, 2002
                                      An Exhibit List can be found on page II-3.
                                                           Registration No. 333-


                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              Washington D.C. 20549



                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933



                        PATH 1 NETWORK TECHNOLOGIES INC.
                 (Name of small business issuer in its charter)
------------------------------- ---------------------------- -------------------

               Delaware                     7389                  13-3989885
(State or other Jurisdiction of  (Primary Standard Industrial  (I.R.S. Employer
Incorporation or Organization)   Classification Code Number) Identification No.)
------------------------------- ---------------------------- -------------------

                           3636 Nobel Drive, Suite 400
                           San Diego, California 92122
                                 (858) 450-4220
              (Address and telephone number of principal executive
                    offices and principal place of business)

                     Fred Cary, President, CEO and Chairman
                        PATH 1 NETWORK TECHNOLOGIES INC.
                           3636 Nobel Drive, Suite 400
                           San Diego, California 92122
                                 (858) 450-4220
            (Name, address and telephone number of agent for service)


                                   Copies to:
                             Gregory Sichenzia, Esq.
                       Sichenzia Ross Friedman Ference LLP
                     1065 Avenue of the Americas, 21st Flr.
                            New York, New York 10018
                                 (212) 930-9700
                              (212) 930-9725 (fax)


                Approximate date of proposed sale to the public:
     From time to time after this Registration Statement becomes effective.

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ________
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ________
     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ________
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ________


                                                        CALCULATION OF REGISTRATION FEE
======================================================= ================= ==================== ===================== ==============
                                                                           Proposed Maximum      Proposed Maximum      Amount of
          Title of Each Class of Securities               Amount to be    Offering Price Per    Aggregate Offering   Registration
                   to be Registered                        Registered         Security(1)             Price               Fee
------------------------------------------------------- ----------------- -------------------- --------------------- --------------
Shares of common stock, $.001 par value                 2,285,714(2)             $2.43           $5,554,285.71

Total                                                                                                                   $510.99
======================================================= ================= ==================== ===================== ==============


(1) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) and Rule 457(g) under the Securities Act of 1933, using the average of the high and low price as reported on the Over-The-Counter Bulletin Board on May 23, 2002.

(2) Represents 200% of the shares issuable upon conversion of our 12% convertible debenture and 125,000 shares issuable upon the exercise of outstanding warrants issued to Laurus Master Funds, Ltd.


                     --------------------------------------


The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Preliminary Prospectus                Subject To Completion, Dated June  , 2002

                    The information in this prospectus is not
                          complete and may be changed.

                        Path 1 Network Technologies Inc.
                               2,285,714 Shares of
                                  Common Stock

     This prospectus relates to the resale by the selling stockholder of 2,285,714 shares of our common stock, based on current market prices. The selling stockholder may sell common stock from time to time in the principal market on which the stock is traded at the prevailing market price or in negotiated transactions. The selling stockholder is deemed an underwriter of the shares of common stock, which they are offering.

     We will pay the expenses of registering these shares.

     Our common stock is registered under Section 12(g) of the Securities Exchange Act of 1934 and is listed on the Over-The-Counter Bulletin Board under the symbol "PNWK." The last reported sales price per share of our common stock as reported by the Over-The-Counter Bulletin Board on June 3, 2002, was $2.30.

                            ------------------------

            Investing in these securities involves significant risks.
                     See "Risk Factors" beginning on page 3.

                            ------------------------

     The Securities and Exchange Commission and state securities regulators have not approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                  The date of this prospectus is June  , 2002.





The information in this prospectus is not complete and may be changed. This prospectus is included in the registration statement that was filed by Path 1 Network Technologies, Inc., with the Securities and Exchange Commission. The Selling Stockholders may not sell these securities until the registration statement becomes effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                               PROSPECTUS SUMMARY


Path 1 Network Technologies Inc.

     We design and sell products, using proprietary technology that enables the real-time transmission of audio, video and voice data over a single Internet Protocol (IP) network with end-to-end high quality of service (QoS). Our products make it possible for packet-switched IP networks to provide high-quality, real-time transmissions by coordinating the transport of packets across these networks in a way that eliminates or minimize delays and unreliable delivery. We believe our products can make available the best of both worlds - the reliability and speed of circuit-switched networks, such as traditional telephone networks, along with the data carrying capability and low cost of IP networks.

     At the core of our suite of products is our patented, patent-pending and copyrighted technology, including our TrueCircuit(R) technology which is a software and hardware-based solution for managing network traffic that is, at its essence, a method (or algorithm) for the transmission of data on a real-time basis over IP networks and several trade secrets and intellectual property in a variety of areas dealing with the transport and distribution of data, voice and video over packet-based networks. Our technology addresses the inherent deficiencies of packet switching as applied to transmission of real-time signals by superimposing a circuit-switched infrastructure on standard IP networking, while maintaining full compatibility with existing IP networks. We believe that our technology combined with our other proprietary know-how, is capable of supporting the efficient transmission of all communications over a single network, thus bringing high-level QoS and real-time audio, video and telephony capabilities to the Internet and to standard IP networks.

     Our customers and prospective customers include telecommunications companies, cable television operators, wireless service providers, new competitive service providers, broadcasters, government agencies, systems integrators and semi-conductor companies. We offer long haul video, voice and data products, video-on-demand transmission products, and design and engineering services to support these products.

     We are focusing our efforts on Internet Protocol (IP)-based offerings for broadcasters and the cable industry, Digital Subscriber Line (DSL) offerings for the communications industry and integrated solutions for systems integrators worldwide. Until recently, the resources of our Video Systems business unit were devoted primarily to research and development. However, we now have products in limited production and deployment. In the video transport market, for example, our Path 1 Cx1000 IP Video Gateway, which is a video gateway device designed to provide high quality video transmission capabilities to diversified media companies, television broadcasters, movie and broadcasting studios, is currently in production and in the early stages of deployment by a small number of customers. Our second product in the video transport market, the Path 1 Cx1400 IP Video Multiplexer, which is a video-on-demand gateway device designed to provide high quality video transmission capability to cable television operators, is undergoing field evaluation with BarcoNet, N.V., a wholly-owned subsidiary of Scientific-Atlanta, Inc. BarcoNet is marketing a version of the Cx1400 IP Video Multiplexer in Europe under the name "iMux".

     Our offices are located at 3636 Nobel Drive, Suite 400, San Diego, California 92122 and our telephone number is 858-450-4220.



                                  The Offering

Common stock offered by selling stockholders
(includes 200% of the shares underlying convertible notes and warrants)...   Up to  2,285,714  shares,  based on  current
                                                                             market prices and assuming  full  conversion
                                                                             of the  convertible  note, with interest for
                                                                             18 months.  This  number  represents  21.31%
                                                                             of our common stock to be outstanding  after
                                                                             the offering.
Common stock to be outstanding after the offering                            Up to 10,725,971 shares
Use of proceeds...........................................................   We will not  receive any  proceeds  from the
                                                                             sale of the common stock.
Over-The-Counter Bulletin Board ..........................................   PNWK

     The above information is based on 8,440,257 shares of common stock outstanding as of May 23, 2002 and assumes the subsequent conversion of our issued convertible note, with interest, and exercise of warrants by our selling stockholder.

RISK FACTORS

     This investment has a high degree of risk. Before you invest you should carefully consider the risks and uncertainties described below and the other information in this prospectus. If any of the following risks actually occur, our business, operating results and financial condition could be harmed and the value of our stock could go down. This means you could lose all or a part of your investment.

Risks Related To Our Business:

We have incurred losses since inception and may never be profitable.

     We have incurred operating losses since our inception in January 1998, and we expect to incur losses and negative cash flow for at least the next few quarters. As of March 31, 2002, our accumulated deficit was approximately US$26.9 million. Our management expects us to continue to incur significant operating expenses and research and development expenses and, as a result, we will need to generate significant revenues to achieve profitability. Even if we do achieve profitability, we cannot assure you that we can sustain or increase profitability on a quarterly or annual basis in the future.


We recently launched our initial commercial products and services, and these products and services and our products still in development, may not gain customer acceptance.

     We have launched two commercial products for sale into the video transport market: the Path 1 Cx1000 IP Video Gateway targeted toward the broadcast transmission infrastructure segment of the video transport market, and the Path 1 Cx1400 IP Video Multiplexer targeted toward the video-on-demand infrastructure segment of the video transport market. These products are in the early stages of commercial deployment and are subject to all the risks attendant to new product introductions, including the possible presence of undetected hardware or software defects in our products, manufacturing and distribution limitations, unforeseen delays in product installation and customer dissatisfaction. There can be no assurance that either of these initial products, or our products still in development, will achieve acceptance by our targeted markets at all, or in time to assist in funding cash flow shortfalls.

We have limited product sales experience and we are relying primarily on one dominant customer.

     We have only a brief history of sales orders for our products and services. As a result, potential customers may decline to purchase our initial products or services due to our lack of an established "track record," the level of our products' technological sophistication, price, our financial condition or other factors. Further reasons why prospective customers may decline to invest in our products and services, or may decide to purchase competitors' products and services, include:

o introduction of competitive technologies, products and services that may render our products and services obsolete;

o development or manufacturing delays that prevent the timely introduction of our products to the market;

o failure by us to establish strong sales, marketing, distribution and customer service capabilities;

o reluctance to commit capital to new products and services; and o general economic conditions affecting rates of adoption of new technologies, new technology purchases and services associated with such new technologies.

     In the event that our products and services are not adopted at the rates we currently anticipate, or do not receive a significant acceptance from our primary targeted dominant customer, our operating plan will be negatively affected and our capital requirements and cash flow shortfalls will be greater than currently anticipated.

The rate of market adoption of our technology is uncertain and we could experience long and unpredictable sales cycles, especially if the slowdown in the telecommunications industry persists.

     As ours is a new technology, it is extremely difficult to predict the timing and rate of market adoption of our proposed products as well as of related new video applications, and thus difficult to predict when we might begin to realize increased revenues from product sales. We are providing new and highly technical products and services to enable new applications. Thus, the duration of our sales efforts with prospective customers in all market segments is likely to be lengthy as we seek to educate them on the uses and benefits of our products. This sales cycle could be lengthened even further by potential delays related to product implementation as well as delays over which we have little or no control, including:

o the length or total dollar amount of our prospective customers' planned purchasing programs in regard to our products;

o changes in prospective customers' capital equipment budgets or purchasing priorities;

o    prospective customers' internal acceptance reviews; and

o    the complexity of prospective customers' technical needs.

These uncertainties, combined with the worldwide slowdown in the telecommunications business, which began in 2001, and the slowdown in corporate spending on technology generally as well as new technologies such as ours, substantially complicate our planning and reduce prospects for sales of our products. If our prospective customers curtail or eliminate their purchasing programs, decrease their capital budgets or reduce their purchasing priority, our results of operations could be adversely affected.

Leitch Technology Corporation may not be an active, participating partner for us in the professional broadcast video studio market.

     In April 2000, we entered into a strategic marketing relationship with Leitch Technology Corporation, a Canadian public company and international distributor of professional video products that owns approximately one-third of our outstanding common stock. As part of this strategic marketing relationship, Leitch invested US$10 million in us and gave us 200,000 shares of Leitch common stock in consideration of our entering into a Technology License Agreement with Leitch, dated April 10, 2000 granting Leitch (i) a non-exclusive license to sell and otherwise use our proprietary TrueCircuit(R) technology; and (ii) a worldwide, exclusive license, even as to us, to sell and otherwise exploit our TrueCircuit(R) technology in connection with commercial activities directed to the professional broadcast video studio market. The non-exclusive license has a term of five years (unless earlier terminated by us or Leitch) and is automatically renewable for additional five-year periods (unless earlier terminated by us or Leitch). The duration of the exclusive license with Leitch is one year and, thereafter, automatically renews for five consecutive one-year periods, provided we receive the minimum aggregate monies and other consideration from Leitch required for that year. The minimum fees to be paid by Leitch to maintain its exclusive license for the five-year exclusive term escalate annually and total US$32 million, exclusive of royalties. After this initial five-year term, provided the exclusive license is still in effect, the minimum yearly thresholds would be negotiated, within certain parameters, by us and Leitch. Leitch is not obligated to pay us royalties until March 2006 for any of the TrueCircuit(R)-based products sold by Leitch or its sub-licensees under the exclusive license.

     In April 2001, Leitch's exclusive license was automatically renewed for another year. We are currently discussing with Leitch the renewal terms and conditions for this exclusive license for the twelve (12) month-period beginning April 2002. We believe that, according to the terms of the Technology License Agreement, Leitch is required to pay us US$2 million in cash or other consideration in order for Leitch's exclusive license to be renewed until April 2003 (Leitch's failure to pay the required consideration would cause Leitch's exclusive license to automatically convert to a non-exclusive license). We believe that the exclusive license is now terminated in favor of a non-exclusive license. Leitch does not agree with our position. There can be no assurance that we will come to a mutually acceptable resolution with Leitch regarding this potential payment dispute and the status of their license. Furthermore, if it is found that Leitch is required to pay us US$2 million to maintain its exclusive license for the tweleve (12) month-period beginning April 2002, we believe that Leitch will decline to remit such payment.

     Although we entered into a strategic marketing relationship with Leitch with the expectation that Leitch, as an established company in the professional video products field and an experienced manufacturer and distributor of video products, would provide us with a significantly enhanced ability to manufacture, sell and distribute our initial products in this field, Leitch had been unsuccessful to date in selling TrueCircuit(R) technology-based products into the professional broadcast video market or other markets. In January 2002, Leitch notified us that they were giving consideration to the appropriateness of the valuation of their investment in us as held on their balance sheet and subsequently wrote-down their investment in us to zero. On March 28, 2002, Reginald J. Tiessen resigned from our Board of Directors. With the December 2001 resignation of John A. MacDonald from the Company's Board of Directors, this leaves Leitch without current Path 1 Board representation. As of the date of this writing, we do not believe that Leitch will be an active partner in developing the professional broadcast video studio market for us. In addition, any further deterioration in our relationship with Leitch could adversely affect Leitch's motivation to market and sell our TrueCircuit(R) technology-based products into the professional broadcast video studio market. This deterioration would be especially damaging should it be found that Leitch has a right to retain its exclusive license, as Leitch might fail to commit the necessary technical, financial and other resources to successfully market our products into the professional broadcast studio video market, yet still prevent us from doing so. We believe we can now sell TrueCircuit(R) technology-based products into this market.

We recently disposed of the assets of our Silicon Systems group.

     In October 2000, we agreed to purchase the assets of Metar ADC, an application specific integrated circuit (ASIC) design and development company based in Bucharest, Romania from Metar SRL. We organized these assets into our Silicon Systems business unit, which we named "Sistolic Inc.". Pursuant to the terms of the asset purchase agreement, we incurred a contingent obligation to make payments in October 2002 and October 2003 in an aggregate amount of US$850,000 to complete this acquisition.

     In December 2001, Sistolic entered into a non-exclusive licensing agreement and an engineering services agreement with a large semiconductor company pursuant to which Sistolic was to provide front-end design services. We anticipated that the maximum amount of revenue we could realize from this arrangement was approximately US$5.4 million. In March 2002, after considerable work had been performed by us under the agreements, the large semiconductor company informed us that they were summarily terminating these agreements.

     Due to this material and adverse turn of events, we believed that we could no longer sustain the negative cash flow from the Silicon Systems business unit. On April 1, 2002, we sold all of the assets of this business unit back to Metar SRL and Michael Florea. The facility lease and employment contracts transferred as well, in exchange for the elimination of all remaining obligations by us to Metar SRL, the return of all stock options granted to Michael Florea and the Romanian employees, a confirmation that performance criteria specified in Michael Florea's employment agreement related to a potential US$4 million bonus with us was never met by him and a limited use license to the Metar ADC intellectual property in favor of us. Michael Florea resigned on March 27, 2002, as an officer in anticipation of this sale agreement. We are investigating our available legal options with regard to the large semiconductor company's abrupt termination of our agreements with it.

We may be unable to obtain full patent protection for our core technology and there is a risk of infringement.

     On January 16, 2001, May 8, 2001 and May 31, 2001, we submitted additional patent applications on topics surrounding our core technologies to supplement our existing patent portfolio. However, there can be no assurance that these or other patents will be issued to us, or, if additional patents are issued, that they or our three existing patents will be broad enough to prevent significant competition or that third parties will not infringe upon or design around such patents to develop competing products. In addition, we have filed patent applications in several foreign countries. There is no assurance that these or any future patent applications will be granted, or if granted, that they will not be challenged, invalidated or circumvented.

     In addition to seeking patent protection for our products, we intend to rely upon a combination of trade secret, copyright and trademark laws and contractual provisions to protect our proprietary rights in our products. There can be no assurance that these protections will be adequate or that competitors have not or will not independently develop technologies that are substantially equivalent or superior to ours.

     There has been a trend toward litigation regarding patent and other intellectual property rights in the telecommunications industry. Although there are currently no lawsuits pending against us regarding possible infringement claims, there can be no assurance such claims will not be asserted in the future or that such assertions will not materially adversely affect our business, financial conditions and results of operations. Any such suit, whether or not it has merit, would be costly to us in terms of employee time and defense costs and could materially adversely affect our business.

     If an infringement or misappropriation claim is successfully asserted against us, we may need to obtain a license from the claimant to use the intellectual property rights. There can be no assurance that such a license will be available on reasonable terms if at all.

We face competition from established and developing companies, many of which have significantly greater resources than us, and we expect such competition to grow.

     The markets for our products, proposed products and services are very competitive. We face direct and indirect competition from a number of established companies and development stage companies, and we anticipate that we shall face increased competition in the future as existing competitors seek to enhance their product offerings and new competitors emerge. Many of our competitors have greater resources, higher name recognition, more established reputations within the industry and stronger manufacturing, distribution, sales and customer service capabilities than we do.

     The technologies that our competitors and we offer are expensive to design, develop, manufacture and distribute. Competitive technologies may be owned and distributed by established companies that possess substantially greater financial, technical and other resources than we do.

     Competitive technologies that offer a similar or superior capacity to converge and transmit audio, video and telephonic data on a real-time basis over existing networks may currently exist or may be developed in the future. We cannot assure you that any technology currently being developed by us is not being developed by others or that our technology development efforts will result in products that are competitive in terms of price and performance. If our competitors develop products or services that offer significant price or performance advantages as compared to our current and proposed products and services, or if we are unable to improve our technology or develop or acquire more competitive technology, our business could be adversely affected. See "Business - Competition."

We may not be able to profit from growth if we are unable to effectively manage the growth.

     Assuming we receive adequate funding to conduct our business as presently proposed to be conducted, we anticipate that we will grow rapidly in the future. This anticipated growth will place strain on our managerial, financial and personnel resources. The pace of our anticipated expansion, together with the complexity of the technology involved in our products and the level of expertise and technological sophistication incorporated into the provision of our design, engineering, implementation and support services, demands an unusual amount of focus on the operational needs of our future customers for quality and reliability, as well as timely delivery and post-installation and post-consultation field and remote support. In addition, new customers, especially customers that purchase novel and technologically sophisticated products such as ours, generally require significant engineering support. Therefore, adoption of our platforms and products by customers would increase the strain on our resources. To reach our goals, we will need to hire rapidly, while, at the same time investing in our infrastructure. We expect that we will also have to expand our facilities. In addition, we will need to:

o        successfully train, motivate and manage new employees;

o        expand our sales and support organization;

o        integrate new management and employees into our overall operations; and

o        establish improved financial and accounting systems.

     We may not succeed in anticipating all of the changing demands that growth would impose on our systems, procedures and structure. If we fail to effectively manage our expansion, our business may suffer.

We may not be able to hire and assimilate key employees.

     Our future success will depend, in part, on our ability to attract and retain highly skilled employees, including management, technical and sales personnel. Significant competition exists for employees in our industry and in our geographic region. We may be unable to identify and attract highly qualified employees in the future. In addition, we may not be able to successfully assimilate these employees or hire qualified personnel to replace them.

We are dependent on our key employees for our future success.

     Our success depends on the efforts and abilities of our senior management, specifically Frederick A. Cary, Ronald D. Fellman, David A. Carnevale, Bernard
J. Tyler, Yendo Hu and other senior managers and certain other key personnel. If any of these key employees leaves or is seriously injured and unable to work and we are unable to find a qualified replacement, then our business could be harmed.

Unanticipated delays or problems in introducing our intended products or improvements to our intended products may cause customer dissatisfaction or deprive us of the "first to market" advantage.

     Delays in the development of products and the launch of commercial products are not uncommon in high tech industries such as ours. If we experience problems related to the introduction or modification of our intended products or the reliability and quality of such products, which problems delay the introduction of our intended products or product improvements by more than a few months, we could experience reduced product sales and adverse publicity. We believe the company first to market with viable products will gain a significant advantage with customers; delays could prevent us from being the company that gains this advantage.

Our executive officers, directors and 5% stockholders currently maintain substantial voting control over us and possess certain rights of first offer and first refusal in regard to offers and sales of our securities.

     As of March 31, 2002, a small number of our executive officers, directors and 5% stockholders, beneficially own, in the aggregate, approximately 51% of our outstanding common stock; these stockholders are, Leitch Technology Corporation, Ronald D. Fellman and Douglas A. Palmer. As a result, these stockholders (or subgroups of them) retain substantial control over matters requiring approval by our stockholders, such as the election of directors and approval of significant corporate transactions. Pursuant to the terms of a stockholders' agreement with Leitch, dated April 10, 2000, Ronald D. Fellman and Douglas A. Palmer, who together hold approximately 15% of our outstanding common stock, have agreed to vote all securities of Path 1 held by them in favor of designees of Leitch for two positions on our seven-person Board of Directors, for as long as Leitch continues to hold at least 20% of our capital stock (on an as-converted, as-exercised, fully-diluted basis). As of March 31, 2002, Leitch held approximately one-third of our outstanding common stock.

     Under this Stockholders' Agreement, Leitch Technology Corporation also has rights of first refusal to purchase (i) any equity securities offered in a private sale by Dr. Fellman, Dr. Elliott and Dr. Palmer at the dollar value of the consideration offered in connection with such sale, and (ii) its pro rata share of any capital stock, or rights, options, warrants or to purchase capital stock issued by us, on the same terms and at the same price offered by us to the third party or parties. These rights of first refusal and the voting agreement give Leitch the potential to maintain or expand its substantial equity position in us and exert significant influence over matters of corporate governance. The right of first refusal with respect to securities offerings by us could, in certain circumstances, serve as a deterrent to future acquirors, especially if Leitch does not approve of a proposed merger or acquisition, and could give Leitch the leverage to condition its consent to offerings of our securities on our adoption of policies favored by Leitch. In addition, Leitch maintains demand registration rights pursuant to which it can require us to register its shares of our common stock with the Securities and Exchange Commission for resale into the public market. Such registration and resale could adversely affect the price of our common stock.

     Our equity compensation plans give wide latitude to the plan administrator -- our Board of Directors or committee thereof -- to make option grants or stock issuances to our officers and directors and to grant broad auxiliary rights in connection with such option grants or stock issuances (e.g. full or partial acceleration of vesting upon change of control or upon attainment of certain performance milestones). In January 2002, our executive officers and employees were granted stock options under our 2000 Stock Option/Stock Issuance Plan in return for their agreement to voluntarily reduce their salaries for a period of 90-days. Additional option grants to our officers and directors would serve to increase their equity ownership of the company and would allow these officers and directors, should they choose to exercise their options, to exert increased control over us.

Risks Relating To Our Current Financing Agreement:

There are a large number of shares underlying our convertible note, and warrants that may be available for future sale and the sale of these shares may depress the market price of our common stock.

     As of May 23, 2002, we had 8,440,257 shares of common stock issued and outstanding and convertible promissory notes outstanding that may be converted into an estimated 1,080,357 shares of common stock at current market prices, and outstanding options and warrants to purchase 125,000 shares of common stock. In addition, the number of shares of common stock issuable upon conversion of the outstanding convertible note may increase if the market price of our stock declines. All of the shares, including all of the shares issuable upon conversion of the note and upon exercise of our warrants, may be sold without restriction. The sale of these shares may adversely affect the market price of our common stock.

If the stock price of our common stock drops below $1.75 then we are required to make our monthly payment on our convertible note in cash or common stock at a 15% discount to market.

     Our $1,250,000 convertible note may be converted into shares of our common stock at a fixed conversion price of $1.40. However, if the price of our common stock drops below $1.75 then we are required to make our monthly payment on the note in cash or we may permit the holder to convert our monthly payment into shares of our common stock at a conversion price of 85% of the average of the closing prices during the twenty (20) trading days immediately preceding the conversion date which will cause greater dilution to our existing stockholders.

The issuance of shares upon conversion of the convertible note and exercise of outstanding warrants may cause immediate and substantial dilution to our existing stockholders.

     The issuance of shares upon conversion of the convertible note and exercise of warrants may result in substantial dilution to the interests of other stockholders since the selling stockholder may ultimately convert and sell the full amount issuable on conversion. Although the selling stockholder may not convert their convertible note and/or exercise their warrants if such conversion or exercise would cause them to own more than 4.99% of our outstanding common stock, this restriction does not prevent the selling stockholder from converting and/or exercising some of their holdings and then converting the rest of their holdings. In this way, the selling stockholder could sell more than this limit while never holding more than this limit. There is no upper limit on the number of shares that may be issued which will have the effect of further diluting the proportionate equity interest and voting power of holders of our common stock and may result in a change of control of Path 1.

The interest payable on our convertible notes is also convertible into shares of our common stock.

     To date, we have outstanding an aggregate of $1,250,000 principal amount 12% convertible notes. The convertible notes are due and payable, with 12% interest, over 18 months unless sooner converted into shares of our common stock. In addition, any event of default as described in the convertible notes could require the early repayment of the convertible notes, including a premium of 30% of the outstanding principal balance of the note at the time of the default. We anticipate that the full amount of the convertible notes, together with accrued interest, will be converted into shares of our common stock, in accordance with the terms of the convertible notes. If we are required to repay the convertible notes, we would be required to use our limited working capital and raise additional funds. If we were unable to repay the notes when required, the note holders could foreclose on the collateral and commence legal action against us to recover the amounts due which ultimately could require the disposition of some or all of our assets. Any such action could require us to curtail or cease operations.

Risks Related To Our Common Stock

The market price of our common stock has fluctuated in the past and is likely to continue to do so, thereby increasing the risk that you may lose all or part of your investment.

     The market price for our common stock is susceptible to a number of internal and external factors including:

o    quarterly variations in operating results and overall financial condition;

o economic and political developments affecting technology spending generally and adoption of new technologies and products such as ours;

o    changes in IT spending patterns;

o    product sales progress, both positive and negative;

o stock price changes in the previous quarter resulting in large increases or decreases in reported stock-based compensation expenses, causing our overall net income/loss to be highly volatile and unpredictable;

o    technological innovations by others;

o the introduction of new products or changes in product pricing policies by us or our competitors;

o    proprietary rights disputes or litigation;

o    changes in earnings estimates by analysts or other factors;

o    additions or departures of key personnel; and

o sales of substantial numbers of shares of our common stock or securities convertible into or exercisable for our common stock.

     These and other factors may make it difficult for our stockholders to sell their shares into the open market if and when eligible to do so. In addition, stock prices for many technology companies, early-stage companies such as ourselves, fluctuate widely for reasons that may be unrelated to operating results. These fluctuations, as well as general economic, market and political conditions such as interest rate increases, recessions or military or political conflicts, may materially and adversely affect the market price of our common stock, thereby causing you to lose some or all of your investment.

To date, there has been only a limited public market for our common stock and there is no assurance that an active trading market for our common stock will ever exist.

     To date, there has been only a limited public market for our securities and there can be no assurance that a broad public market for our securities will develop in the future, or if such a broad market does develop, that it will last. Our common stock is presently quoted for trading on the OTC Bulletin Board, a quotation service that displays real-time quotes and other information about over-the-counter (OTC) equity securities, and on the Third Segment of the Frankfurt Stock Exchange. Trading activity in our common stock on the OTC Bulletin Board is limited and trading activity in our common stock on the Frankfurt Stock Exchange is dormant. In addition, we may be unable to attract and maintain good-quality market makers. In the event a liquid market for our common stock does develop, there can be no assurance that the market will be strong enough to absorb all of the common stock currently owned by our stockholders and any common stock that may be issued in the future, restricted shares of our common stock that are eligible for resale under Rule 144, combined with (i) the shares (and warrants to purchase shares) that we anticipate selling in our current private placement offering, (ii) shares that we may issue to Laurus Master Funds, Ltd., pursuant to our convertible note we issued to them,
(iii) shares of common stock owned by Leitch Technology Corporation that Leitch, pursuant to its demand registration rights, may require us to register for resale into the public market, and (iv) shares issued or issuable pursuant to our stock option plans, have the potential to create a supply/demand imbalance that could adversely affect our stock price. In addition, subsequent issuances of equity or equity-linked securities may further saturate the market for our common stock. The resale of substantial amounts of our common stock will have an adverse effect on the market price of our stock.

                                 USE OF PROCEEDS

     This prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling stockholder of our company. There will be no proceeds to our company from the sale of shares of common stock in this offering. We may realize up to $210,000 upon the exercise of warrants, which will be used for general corporate purposes.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

     Our common stock is traded on the OTC Bulletin Board under the symbol "PNWK." The following table sets forth the range of high and low bid prices on the OTC Bulletin Board of our common stock for the periods indicated. Such quotations represent inter-dealer prices without retail markup, markdown or commission and may not necessarily represent actual transactions.

                                             High (US$)          Low (US$)
                                             ----------------    ---------------
2000:
   First Quarter                                  13.38               8.75
   Second Quarter                                 16.60               8.05
   Third Quarter                                  11.25               6.44
   Fourth Quarter                                 19.13               5.38

2001:
   First Quarter                                  11.66               5.69
   Second Quarter                                 10.20               4.95
   Third Quarter                                  6.05                2.45
   Fourth Quarter                                 8.90                3.75

2002:
   First Quarter                                  5.85                3.10
   Second Quarter (through May 23, 2002)          3.05                1.09

     As of March 31, 2002, there were approximately 200 holders of record of our common stock although the true number is believed to be significantly higher. We have never paid cash dividends on our common stock and have no present intention to do so.

                                 DIVIDEND POLICY

     Our board of directors determines any payment of dividends. We do not expect to authorize the payment of cash dividends in the foreseeable future nor have we paid any dividends since inception. Any future decision with respect to dividends will depend on future earnings, operations, capital requirements and availability, restrictions in future financing agreements, and other business and financial considerations.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

Forward Looking Statements

     This document may contain forward-looking statements. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expect," "plan," "anticipate," "believe," "estimate," "predict,"
"potential" or "continue," the negative of such terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially.

     Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of the forward-looking statements. Except to the extent required by federal law, we disclaim any duty to update any of the forward-looking statements after the date of this report to conform such statements to actual results or to changes in our expectations.

Three Months Ended March 31, 2002 vs. Three Months Ended March 31, 2001

     In the first quarter of 2002, we recognized revenue of US$154,000, compared to no revenue during the three-month period ended March 31, 2001. The 2002 revenue is the result of the initial shipments of our commercial products for the video over IP transport market. We expect these initial revenues to come from the broadcast transmission infrastructure segment of the video transport market, where we have established product (e.g., Cx1000 and Cx1400) and technology capabilities.

     We received approximately US$439,000 in purchase orders in the first quarter of 2002, including some third party equipment. We recorded orders for the following in the quarter:

     Path 1's Cx1000 series IP Video Gateway  ........................  15 units
     Path 1's Cx1400 series IP Video Multiplexer .....................  51 units
     Path 1's EL1000 series Stream Conditioning Gateway ..............   5 units
     Total for Q1 ....................................................  71 units

     In the first quarter of 2002, cost of goods sold increased to US$123,000 from no cost of goods sold at March 31, 2001. Cost of goods sold consists of raw material costs, warranty costs and labor associated with building product.

     Engineering research and development expenses, excluding the effect of stock-based compensation, have decreased when compared to the same period in 2001. The decrease of approximately US$68,000 is primarily a result of our focus on reducing our operating expenditures and outside consultants. Although we believe, that under our current operating plan and after taking into effect our September 2001 reduction in force, we possess the correct complement of engineering staff and consultants to effectively continue the development and rollout of our products, we will need to rapidly hire additional staff quickly if its products achieve a significant level of market acceptance.

     General and administrative expenses, excluding the effect of stock-based compensation, increased from US$582,000 for the first quarter ended March 31, 2001 to US$775,000 for the first quarter ended March 31, 2002. The increase of approximately US$193,000 is primarily due to legal expenses related to the various failed financing efforts.

     Stock-based compensation expense is a non-cash expense item that is recognized as a result of stock options having exercise prices below estimated fair value. Stock-based compensation expense is calculated as the difference between exercise price and estimated fair market value on the date of grant. If the options are subject to variable accounting treatment, additional compensation expense, positive or negative, is recognized each quarter based on the fair market value of our common stock in accordance with the provisions of variable stock option accounting. In October 2001, we offered our holders of Class B common stock options an opportunity to exchange their options for Class A common stock options. Since all of the option holders of options on Class B common stock elected to exchange their options for options on Class A common stock, the Company ceased recording this compensation expense related to employee options after a final one-time adjustment in October of 2001. We will continue to record compensation expense related to the outstanding options to consultants and some employees for the amount of options that vest in that period. Therefore, in the quarter ended March 31, 2002 the Company only recognized the expense related to previously granted stock options held by consultants and a few employees.

     Our interest income decreased from US$97,000 for the three-month period ended March 31, 2001 to nothing for the three-month period ended March 31, 2002, because we closed our investment account as our cash reserves decreased.

Discontinued Operations

     We decided to dispose of our Silicon Systems business unit ("Sistolic") after a large semiconductor company, with whom we entered into a non-exclusive licensing agreement and an engineering services agreement, informed us that they were terminating their agreements in March 2002. Due to this material and adverse turn of events, we decided that we could no longer sustain the negative cash flow from Sistolic. Therefore, on April 3, 2002, we disposed of the assets of this business unit back to Metar SRL and Michael Florea in exchange for the elimination of the remaining obligations by us to Metar SRL, including the payable of US$686,000, the return of all stock options granted to Michael Florea and the Romanian employees, a confirmation that performance criteria specified in Michael Florea's employment agreement related to a potential US$4 million bonus with us were never met by him and a limited use license to the business unit's intellectual property in favor of us. In addition, the Romanian facility lease was transferred to Metar SRL and the Romanian employment contracts were terminated and Metar SRL was permitted to hire any and all Romanian employees. Metar SLR will also receive 35,000 shares of our common stock. Michael Florea resigned on March 27, 2002, as an officer of the Company in anticipation of this transaction. The results of operations for the three-months ended March 31, 2002 and 2001 have been included in discontinued operations which included revenues of $250,000 adn total expenses of $2.1 million, respectively.

Critical Accounting Policies and Estimates

     Management's Discussion and Analysis of Financial Condition and Results of Operations discusses our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. On an on-going basis, we evaluate our estimates and judgments, including those related to customer revenues, bad debts, inventories, intangible assets, income taxes, restructuring costs and contingencies and litigation. We base our estimates and judgments on our experience and on various other factors that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

     We believe the following critical accounting policies, among others, affect our more significant judgments and estimates used in the preparation of our consolidated financial statements.

Product Revenue

     Revenue from product sales is recognized when title and risk of loss transfer to the customer, generally at the time the product is delivered to the customer. Revenue is deferred when customer acceptance is uncertain or when undelivered products or services are essential to the functionality of delivered products. The estimated cost of warranties is accrued at the time revenue is recognized.

Service and License Revenues

     Revenue from support or maintenance contracts, including extended warranty programs, is recognized ratably over the contractual period. Amounts invoiced to customers in excess of revenue recognized on support or maintenance contracts are recorded as deferred revenue until the revenue recognition criteria are met. Revenue on engineering design contracts, including technology development agreements, is recognized on a percentage-of-completion method, based on costs incurred to date compared to total estimated costs, subject to acceptance criteria. Billings on uncompleted contracts in excess of incurred costs and accrued profits are classified as deferred revenue. License fees are recognized when delivery requirements have been met, collection is probable and no further obligations exist. Royalty revenue is recorded as earned in accordance with specific terms of each license agreement when reasonable estimates of such amounts can be made.

Bad Debt

     As we had limited product shipment in 2001, we did not maintain an allowance for doubtful accounts for estimated losses resulting from the inability of our customers to make required payments.

Inventory

     We record inventory, which consists primarily of raw materials used in the production of our video gateways and related products, at the lower of cost or market. Cost is determined principally on the average cost method. Provisions for potentially obsolete or slow-moving inventory are made based on our analysis of inventory levels and future sales forecasts.

Acquired Technology Impairment

     In assessing the recoverability of our intangibles, we must make assumptions regarding estimated future cash flows and other factors to determine the fair value of the respective assets. If these estimates or their related assumptions change in the future, we may be required to record impairment charges for these assets not previously recorded.

Warranty Estimates

     We provide for warranty provisions at the time the revenue is recognized based on the estimated cost to repair the product. Provisions for warranty are included in cost of sales.

For the Years Ended December 31, 2001 and 2000

     Revenue. Revenues consist of engineering services and beta sales related to the Company's products. During 2001, the Company recorded engineering service revenue of US$1.7 million and product sales of US$269,000. No revenues were recorded during the year ended December 31, 2000.

     Research and Development. Our research and development expenses decreased from US$3.7 million in 2000 to US$3.4 million in 2001. This decrease in research and development expenses is primarily due to reduced outside consultants and proto-type material expenditures. As the Company transitioned from a development stage company to an operating Company, we have shifted focus away from advanced design and into finalizing product development. Therefore, we have reduced the need for outside consultants who aided in advanced product design. We also began a series of commercial tests with our technology and prototype products that led to the development of our Cx1000 and Cx1400 products.

     Sales and Marketing. Our sales and marketing expenses decreased from US$1.2 million in 2000 to approximately US$378,000 in 2001 due a shifting if resources from marketing and sales to research and development, and general and administration expenses. As a result of market feedback in 2000, we re-focused our efforts on product development to provide for a technological solution for legacy systems, not just TrueCircuit(R) technology enabled systems; therefore, we reduced advertising, tradeshows and other sales and marketing expenditures.

     General and Administrative. Our general and administrative expenses increased from US$2.8 million in 2000 to US$4.0 million in 2001. We reclassified US$1.4 million of the previously reported general and administrative expenses in 2000 of US$4.2 million to reflect litigation settlement expense. The increase in general and administrative expenses is primarily the result of the recruiting costs of securing upper level management; severance and consulting payments to our former chief executive officer Michael Elliott; and, payments to key upper level management for an entire year (2000 represented only a partial year of payments to upper level management).

     Stock-based Compensation. Stock-based compensation expense is a non-cash item that is recognized in association with stock options having exercise prices below estimated fair value. Stock-based compensation expense is calculated as the difference between exercise price and estimated fair market on the date of grant or subsequent measurement date. If the options are subject to variable accounting treatment, then each quarter additional compensation expense, either positive or negative, is recognized based on the fair market value of our common stock in accordance with the provisions of variable stock option accounting. We recognized US$4.4 million in stock-based compensation expense in 2000. In 2001, we recorded a stock compensation benefit of approximately US$3.1 million due to a lower stock price than previous years. Stock-based compensation expense may continue to fluctuate, in material amounts, as the fair market value of our common stock increases or decreases; however, in October 2001, we exchanged all Class B Common Stock options for Class A Common Stock options (this Class A Common Stock was subsequently reclassified as "common stock" in February 2002). As options for the Class B Common Stock had been subject to variable accounting treatment, the effect of this option exchange was to provide a final measurement date for employee options and fix previously expensed consultant. The net effect was to minimize the effect of variable accounting treatment on our stock options.

     Interest Income. Our interest income decreased from US$449,000 in 2000 to US$93,000 in 2001. The decrease in interest income was due to lower cash balances than previous years, as well as lower interest rates.

     Discontinued Operations. In June 2001, we decided to explore strategic alternatives for our Sistolic business unit. These alternatives included strategic investment by a third party, formation of a joint venture with a third party or the sale of all the assets or a majority interest of the business. We did not record a loss based on the strategic alternatives we were exploring as we believed that the fair value of the assets were in excess of their book value; however, we re-evaluated our investment in acquired technology and wrote-down the value at December 31, 2001 to US$686,000, after the cancellation of a material contract with a large semi-conductor customer in March 2002. Total sales of Sistolic were $250,000 and operating expenses were $2.1 million, including the write-down and amortization of goodwill of $1.2 million in 2001.

     On April 1, 2002, the Company disposed of the assets of this business unit back to Metar SRL and Michael Florea by eliminating the remaining obligations by the Company to Metar SRL, including the payable of US$686,000, the return of all stock options granted to Michael Florea and the Romanian employees, a confirmation that performance criteria specified in Michael Florea's employment agreement related to a potential US$4 million bonus with the Company was never met by him and a limited use license to the Metar ADC intellectual property in favor of the Company. Michael Florea resigned on March 27, 2002, as an officer of the Company in anticipation of this transaction.

     Restructuring Charge. During the third quarter of 2001, we recorded restructuring charges totaling US$221,000, primarily due to severance costs related to a workforce reduction and subsidy costs related to subletting certain excess office space. We implemented the restructuring plan as a result of the completion of a certain third party funded development project and as a prudent cash flow measure in order to improve its overhead cost structure.

     The workforce reduction resulted in the involuntary termination of six employees of which four were from our engineering research and development staff and two were from our management and administrative staff. The total charge recognized by us for the involuntary termination was approximately US$93,000.

     Loss on Sale. Our loss on sale of securities increased from US$101,000 in 2000 to US$677,000 in 2001. This increase was due to losses recognized from our sale of shares of Leitch common stock.

Liquidity and Capital Resources

     We anticipate that our existing resources will enable us to fund operations at least into the first quarter of 2003. In April 2002, we entered into a private placement financing arrangement of convertible notes with several, existing European shareholders. We have commitments for US$1.1 million of which we received of approximately US$1.0 million as of May 31, 2002. The minimum amount of the private placement was US$500,000 and the maximum was US$1.5 million. The notes carry a 4% annual coupon, paid quarterly in cash or stock, at our discretion, and a cashless warrant for one share for every share converted. The notes convert at a stock price of US$1.20 per share during the one-year conversion term. We have agreed to set aside 30% of our revenues, up to the amount of the convertible notes outstanding, in an escrow account until the notes are paid in full or converted to stock. We are continuing to seek other sources of additional capital to fund operations until we are able to fund operations through internal cash flow.

     In the period from January 30, 1998 (inception) through March 31, 2002, we incurred losses totaling US$26.9 million. The accompanying financial statements have been prepared assuming that we will continue as a going concern. This basis of accounting contemplates the recovery of our assets and the satisfaction of our liabilities in the normal course of conducting business. We believe that our existing capital resources, coupled with this financing arrangement will enable us to fund operations into the first quarter of 2003.

     Since our inception on January 31, 1998, we have financed our operations primarily through the sale of common equity securities to investors and strategic partners. The funds are currently invested in U.S. Treasury and government agency obligations and investment-grade corporate obligations.

     At March 31, 2002, we had net working deficit of US$664,000 compared to net working capital of US$271,000 at December 31, 2001.

     Cash, cash equivalents and marketable securities totaled US$448,000 at March 31, 2002 compared to US$1,181,000 at December 31, 2001. For the next several years, we expect to incur substantial additional expenditures associated with research and development in addition to increased costs associated with staffing for management, manufacturing, sales and marketing and administration functions. Additional capital is required to implement our business strategies and fund our plan for future growth and business development.

     Operating activities used US$1.2 million in cash during the three-month period ended March 31, 2002 and US$1.3 million for the same period in 2001.

     Cash provided by investing activities for the year ended December 31, 2001 was US$1.6 million compared to a use of cash of US$1.5 million as of December 31, 2000. Cash provided for the year ended December 31, 2001 is primarily a result of the sale of Leitch Technology Corporation stock that we obtained when Leitch invested in us in 2000.

     Cash provided by financing activities for the years ended December 31, 2001 and December 31, 2000, totaled US$236,000 and US$14.6 million, respectively. This change was primarily due to the fact that we did not issue any stock for cash in 2001.

     At December 31, 2001, we have no material commitments other than our operating leases and our payable to Metar SRL, which was forgiven in April 2002. Our future capital requirements will depend upon many factors, including the timing of research and product development efforts, the expansion of our general and administrative functions and sales and marketing efforts, the development of prototype systems demonstrating our technology and the need to finance the manufacturing of commercial products that we may develop and launch. We expect to continue to expend significant amounts on research and development staffing, infrastructure and computer equipment to support on-going research and development activities.

     We are pursuing a number of alternatives to raise additional funds, including borrowings; lease arrangements; collaborative research and development arrangements with technology companies; the licensing of product rights to third parties; or additional public and private financing. There can be no assurance that funds from these sources will be available on favorable terms, or at all. If we raise additional funds through the issuance of equity securities, the percentage ownership of our stockholders will be reduced, stockholders may experience additional dilution or such equity securities may provide for rights, preferences or privileges senior to those of the holders of our common stock.

     In the period from January 30, 1998 (inception) through March 31, 2002, we incurred losses totaling US$26.9 million. The accompanying financial statements have been prepared assuming that we will continue as a going concern. This basis of accounting contemplates the recovery of our assets and the satisfaction of our liabilities in the normal course of conducting business. We believe that our existing capital resources, coupled with this financing arrangement will enable us to fund operations into the first quarter of 2003.

     At March 31, 2002, we have no material commitments other than our operating leases. Our future capital requirements will depend upon many factors, including the timing of research and product development efforts, the expansion of our general and administrative functions and sales and marketing efforts and the need to finance the manufacturing of commercial products that we may develop and launch. We expect to continue to expend significant amounts on research and development staffing, infrastructure and computer equipment to support on-going research and development activities.

     As noted above, we may need additional financing in 2003. We may pursue a number of alternatives to raise additional funds, including borrowings; lease arrangements; collaborative research and development arrangements with technology companies; the licensing of product rights to third parties; or additional public and private equity financings. There can be no assurance that funds from these sources will be available on favorable terms, if at all. If we raise additional funds through the issuance of equity securities, the percentage ownership of our stockholders will be reduced, stockholders may experience additional dilution or such equity securities may provide for rights, preferences or privileges senior to those of the holders of our common stock.

     In May 2002, we issued to Laurus Master Fund, Ltd. a 12 % convertible note in the principal amount of $1,250,000. The note is convertible into our common stock at a fixed conversion price of $1.40 and is payable on a monthly basis over 18 months. In addition, we issued warrants to purchase 125,000 shares of our common stock at an exercise price of $1.68.

                                    BUSINESS


OVERVIEW

     Path 1 Network Technologies Inc., a Delaware corporation, was incorporated in January 1998 as Millenium Network Technologies Inc. We changed our name to Path 1 Network Technologies Inc. in March 1998. Our headquarters are located in the Nobel Corporate Plaza at 3636 Nobel Drive, Suite 400, San Diego, California 92122.

     We design and sell products, using proprietary technology that enables the real-time transmission of audio, video and voice data over a single Internet Protocol (IP) network with end-to-end high quality of service (QoS). Our products make it possible for packet-switched IP networks to provide high-quality, real-time transmissions by coordinating the transport of packets across these networks in a way that eliminates or minimize delays and unreliable delivery. We believe our products can make available the best of both worlds - the reliability and speed of circuit-switched networks, such as traditional telephone networks, along with the data carrying capability and low cost of IP networks.

     At the core of our suite of products is our patented, patent-pending and copyrighted technology, including our TrueCircuit(R) technology which is a software and hardware-based solution for managing network traffic that is, at its essence, a method (or algorithm) for the transmission of data on a real-time basis over IP networks and several trade secrets and intellectual property in a variety of areas dealing with the transport and distribution of data, voice and video over packet-based networks. Our technology addresses the inherent deficiencies of packet switching as applied to transmission of real-time signals by superimposing a circuit-switched infrastructure on standard IP networking, while maintaining full compatibility with existing IP networks. We believe that our technology combined with our other proprietary know-how, is capable of supporting the efficient transmission of all communications over a single network, thus bringing high-level QoS and real-time audio, video and telephony capabilities to the Internet and to standard IP networks.

     Our customers and prospective customers include telecommunications companies, cable television operators, wireless service providers, new competitive service providers, broadcasters, government agencies, systems integrators and semi-conductor companies. We offer long haul video, voice and data products, video-on-demand transmission products, and design and engineering services to support these products.

         We are focusing our efforts on Internet Protocol (IP)-based offerings for broadcasters and the cable industry, Digital Subscriber Line (DSL) offerings for the communications industry and integrated solutions for systems integrators worldwide. Until recently, the resources of our Video Systems business unit were devoted primarily to research and development. However, we now have products in limited production and deployment. In the video transport market, for example, our Path 1 Cx1000 IP Video Gateway, which is a video gateway device designed to provide high quality video transmission capabilities to diversified media companies, television broadcasters, movie and broadcasting studios, is currently in production and in the early stages of deployment by a small number of customers. Our second product in the video transport market, the Path 1 Cx1410 IP Video Multiplexer, which is a video-on-demand gateway device designed to provide high quality video transmission capability to cable television operators, is being sold as an OEM product by a major U.S. cable manufacturer.

INDUSTRY BACKGROUND

     We believe that the growth in broadband communications and multiple service communication networks will provide a foundation for enabling the information needs of businesses and consumers worldwide. The rapid growth of the Internet is driving the need to transport voice, video and data over a converged network infrastructure. Further, we believe that new applications such as digital video, video conferencing, video e-mail, video-on-demand, distance learning and others will drive the need for a high quality multimedia transmission over networks.

Convergence and Real-Time, High-Quality Transmission of Video, Audio and Telephony Transmissions - An Internet Market Opportunity

     Convergence: There are strong incentives for companies to merge all of their communication activities (e.g. data, audio and video) over a network of wires. Currently, companies employ several separate networks, such as telephone, computer and security networks, throughout an enterprise. By combining these, an organization would incur the cost of installing and maintaining only one network, rather than several separate networks, each of which would require capital outlay and staffing. However, there is currently degradation in audio and video data transported over computer networks, as these networks have been used in the past primarily to transport non-real-time data, and lack the ability to provide the quality of service (QoS) necessary to make real-time audio, video and voice transmissions feasible.

     Known as "convergence," a shift to a single network would allow companies to take full advantage of the significant cost savings and increased throughput that computer networks provide. Network convergence technology enables the merging of disparate digital information such as full-motion video, still video images, audio, telephony and business data over the same network infrastructure. The emergence of this network convergence technology has largely been made possible by the move from analog to digital technology in all forms of media.

     The Need for QoS in Real-Time  Delivery of Video, Audio and Telephony Data:
We believe that "convergence" products developed using our technology may provide enhanced quality to IP networks in businesses and, eventually, at home by enabling real-time audio, video and telephony to be delivered over a single IP network with the equivalent of "circuit-switched"1 QoS. QoS, a recognized industry term, is simply a statement of a technology's capabilities in transporting information across a network. The term "QoS" can pertain to one or more factors (e.g. latency, jitter or throughput) relating to quality of data transported across a network. Our "circuit-switched" QoS specifications address the following issues:

o jitter, which is large variations in transmission time that causes the recipients of audio or video transmissions to experience jerky or otherwise imperfect signals or lengthy download times;

o latency, which is the delay in transmission of an information packet from source to destination across a network; o reliability, which is defined as the percentage of packets that are delivered across the network;

o sequence, which is defined as delivery of packets of information in the correct order; and

o throughput, which is the consistent transport and delivery of a certain specified level of information packets per second.

1 Traditional telephone networks use "circuit-switching" to meet the needs of real-time audio signals. Circuit switching ensures that a communications signal always has a consistent, fixed point-to-point path, or "channel", from source to destination. Because circuit switching maintains a constant route, it minimizes end-to-end delays and jitter. However, traditional circuit switching is not practical for many of today's Internet uses due to its relatively rigid and inflexible structure.

Thus, when we state that our technology can support products with "circuit-switched" QoS, we mean that our products are being designed to minimize jitter and latency and provide sufficient sequence, reliability and throughput capabilities so as to make it possible to transmit (i) DVD-quality video in real-time over IP networks, and (ii) DVD-quality video, CD-quality audio, telephony and other time-critical information simultaneously, alongside non-real-time data, over a single IP network.

The Need For A Solution

     As it operates today, IP (which is simply a common set of procedures, conventions and rules to link together computers and information across the world) fragments information into packets of data and automatically routes these packets to their correct destination via intermediate switching nodes called IP routers. This process, known as "packet-switching", does not ensure that packets will arrive in the same order in which they were sent, or that they will arrive at their destinations in a timely manner. The delays and delivery problems that IP networks currently experience when transmitting voice, audio and other real-time data are the result of packet "collisions" when network traffic volume is high. Congestion of information packets at points of contention (bottlenecks in a network), results in QoS failures, as these information packets are forced to "queue" at those points of contention rather than proceeding without delay to their destinations. The greater the bandwidth demanded by a particular traffic stream, the higher the potential for service degradation, with packet collisions rising as the network utilization increases. Service degradation includes delays and degradation of the images, sound and other real-time data that are transmitted. In a simple analogy, the packets can be likened to cars competing for space on a crowded freeway leading to their destination. Collisions and delays are difficult to avoid in such circumstances; however, timing and control systems such as express lanes, ramp meters which time the cars' access to the freeway and changeable message signs that coordinate more expeditious routing can substantially reduce delays and collisions.

     Packet switching is sufficient for transmission of computer data, which is tolerant of packet re-ordering, jitter and other QoS problems because computer data does not require real-time delivery; it does not matter when or in what order the packets arrive. In contrast, real-time services (e.g. voice, audio and live, interactive video) require timely, predictable and consistent delivery. As a result of current network systems' packet-switching jitter and other QoS problems, multimedia and other time-critical transmissions experience long delays and degradation. Therefore, IP network systems cannot currently provide companies that wish to converge real-time voice, audio, and live, interactive video services with computer data over a single network with the level of QoS that they require to make such convergence practical, efficient and cost-effective.

     However, despite its existing deficiencies, IP has become the de facto standard for computer networks. Within local area networks (LANs) such as those used across an enterprise, the vast majority of computers communicate via IP networks, such as Ethernet2, the most prevalent of local IP networks. Within wide area networks (WANs), most computers communicate using IP switching over ATM/SONET links, which are circuit-switched networks.

2 Ethernet (the name commonly used for Institute for Electrical and Electronic Engineering (IEEE) 802.3 CSMA/CD, which is a standard that defines the implementation of an Ethernet network) is the dominant cabling and low-level data delivery technology used in LANs and is also used for MANs and WANs. First developed in the 1970s, it was published as an open standard by DEC, Intel, and Xerox (or DIX) and later described as a formal standard by the IEEE.

     Because bandwidth demands continue to grow due to technological innovations and new applications, unless bandwidth supply significantly exceeds bandwidth demand, there will always be bottlenecks if packet traffic flow is not coordinated. As more and more high-speed corporate LANs connect to slower external WANs, and as newer high-speed networks link to existing, slower ones, bottlenecks will continue to rise at points of ingress from the faster networks to the slower ones. These networks will saturate, again resulting in increased congestion. And within LANs shared by many users, competing demands for bandwidth causes packet collisions that degrade the quality of service provided over the network. Therefore, increases in bandwidth supply notwithstanding, there will continue to be a need for technology that provides the timing, channels and coordination that eliminate or minimize the delays and collisions of packets across the network from source to destination.

Our Solution

     Our current and  intended  real-time  data  delivery  products  address the growing demand for packet-switched IP networks to provide high-quality, real-time transmissions by supporting real-time transport of packets across IP networks with high QoS levels. Our technology provides for a coordinated flow of real-time packets to avoid points of network contention, thus eliminating or minimizing delays and unreliable delivery. We believe our technology can make available the best of both worlds - the reliability and speed of circuit-switched networks along with the data carrying capability and low cost of IP networks.

     At the core of our suite of products is our patented, patent-pending and copyrighted technology. Our network operating system software is developed to interface with the specific hardware and infrastructure systems on which it will be hosted. For example, the software can be tailored to operate with a wireless infrastructure, twisted pair telephone wiring or fiber optic cable. Our technology addresses the fundamental issue of network traffic management by creating a separate dedicated channel within existing bandwidth for each real-time stream -- isolating each stream from other real-time streams and the non-real-time data traffic. These dedicated, end-to-end channels provide a means of carrying real-time data and providing fast, regular and timely delivery of packets end-to-end across the network. In addition, our technology has a dynamic allocation system, which sets up channels for the bandwidth required for a specific stream of data, and then "eliminates" the channel when it is no longer needed. This allocation scheme maximizes the productivity of a network, providing bandwidth only as required, as compared with systems that allocate fixed bandwidth, which cannot adapt to continuously changing data transmission requirements.

     Our technology, which has been designed to adhere to existing industry standards and protocols, is compatible with the existing wiring of a standard IP network and with existing legacy equipment. This compatibility would benefit our potential customers because we have designed our products and proposed products to have the ability to provide "circuit-switched" QoS for the transmission of real-time signals within an IP network and to allow our customers to retain their existing networks, thus avoiding the cost of installing an entirely new network to achieve real-time video, audio and voice delivery or convergence with QoS. When IP networks that are shared across a corporation (such as Ethernet
LANs) are conditioned with our technology, collisions for real-time traffic should be eliminated or minimized, thereby unlocking the full potential of the existing IP/Ethernet computer network infrastructure.

     We also plan to design certain products that could offer significant advantages to prospective customers, such as ISPs, by making new billing approaches possible, such as call-based and/or class-based billing, rather than the packet-based or flat-rate billing systems that are currently in use. The fast, automatic set-up and tear-down of dedicated end-to-end communication channels allows ISPs to adopt a telephone company billing model based on actual usage, if desired. Furthermore, the products we intend to develop for this market could be used to provide an immediate measurement of the true cost of an end-to-end channel as the sum of the per-link utilization of a route. This potential metering capability could not only provide a mechanism for ISPs to offer new toll services, but also provide the practical basis for economic rationing of toll services.

MARKET AND PRODUCTS

Our Markets

     We believe our markets are as follows:

o The video transport market: Our two initial products are both targeted toward this market, which is comprised of diversified media companies, television broadcasting studios, movie and video production companies, and cable, satellite and other network operators. The Cx1000 IP Video Gateway is designed to provide broadcast-quality video transport over existing IP networks and is targeted toward the broadcast transmission infrastructure segment of this market (e.g. television broadcasting studios). The Cx1400 IP Video Multiplexer is designed to address the demand for video-over-IP network solutions and is targeted at the video-on-demand infrastructure segment of this market (e.g. cable operators).


o Engineering and integration services: We market and sell continuing engineering and integration services for purchasers of our products sold into the video transport market.


The Video Transport Market

     The video  transport  market  consists  of three  sub-segments:  the studio
infrastructure,   broadcast  transmission  infrastructure  and  video-on  demand infrastructure markets.

     Studio Infrastructure Market. We define the studio infrastructure segment of the video transport market to include those companies that use equipment for the editing, processing and transport of video "within the walls" of the studio environment. Potential customers in the studio infrastructure segment of the video transport market include:

o    diversified media companies,
o    television broadcasting studios, and
o    movie and video production companies.

     Customers need to move both live and stored high quality digital video throughout their production plants, and the transmission of video streams through existing IP networks is an efficient and cost effective manner of doing so. Our channel partner in the studio infrastructure market segment is Leitch Technology Corporation. We entered into a Technology License Agreement with Leitch in April 2000 pursuant to which Leitch invested US$10 million in cash in us and gave us 200,000 shares of Leitch common stock. In return, we provided Leitch an exclusive license, even as to us, to make and sell products incorporating our TrueCircuit(R) technology into the studio infrastructure segment of the video transport market.

     Broadcast  Transmission  Infrastructure  Market.  We define  the  broadcast transmission infrastructure market segment of the video transport market to include entities that transmit video from the studio to another location, e.g., an editing location or distribution location. Any transport of video over a wide area network (WAN), IP backbone or long-haul distribution system would be included in this segment of the video transport market. Potential customers in this market segment are those entities that use telecommunications networks to bring content into the studio and to transmit content out to distribution entities and end consumers (a process that is called "contribution and
distribution").   Companies  that  engage  in  "contribution  and  distribution"
include:

o    diversified media companies;
o    television broadcasters (e.g. a television network); and
o    movie and broadcasting studios.

     Traditionally, "contribution and distribution" was accomplished by shipping film, tapes or CDs, transmission by satellite, and/or transmission over leased circuits. We are currently providing and developing solutions that can provide high-quality, real-time transmission over IP networks. For example, our Cx1000 IP Video Gateway is designed to enable the transport of broadcast quality video from point-to-point over an IP/Ethernet network. We have conducted trials with several key players in the broadcast industry pursuant to which we have used the Cx1000 IP Video Gateway to transport broadcast quality video over IP without the latency or jitter typically associated with IP video transport. CNN recently used our Cx1000 IP Video Gateways to support a live, worldwide broadcast, as a temporary decrease in available bandwidth forced CNN to rely on our technology to effectively utilize existing bandwidth to enable the real-time transmission capabilities that CNN required. We are actively marketing the Cx1000 IP Video Gateway and have already received several initial orders for small quantities of this product.

     Local area networks (LANs), which share data across an organization, represent a large potential market for our technology. Our Cx1000 IP Video Gateway and related technology can benefit LANs, such as Internet service providers (ISPs), local area business networks, hotels and apartment buildings, by managing the flow of integrated real-time and data services (e.g., video, audio, telephony and Internet access). Our technology enables these LANs to tie together all major communications services - video, telephone and Internet access - through existing telephone or cable wiring.

     Our Cx1000 IP Video Gateway and related technology have the potential to be used as a "bridge" from the LAN to an ATM WAN in the business enterprise market. Such a bridge would convert transmissions between business LANs and ATM/SONET, T1/E1, xDSL, and cable modem infrastructures. Our technology could also be used as a "bridge" to bring real-time multimedia to home users wishing to access real-time multimedia over their IP networks.

     Video-on-Demand Infrastructure Market. Potential customers in the video-on-demand infrastructure segment of the video transport market include cable, television, satellite and other network operators that want to deliver movies and video programming to their customers in a user controlled environment commonly called "video-on-demand". This objective can be effectively implemented using video transmission over IP networks. We intend to leverage our expertise in managing video streams and our experience in MPEG stream management and IP stream management to obtain market share in the video-on-demand market. At a cable trade show in April 2001, we demonstrated the capability to transmit MPEG over IP other than by means of direct MPEG-2 transport. Direct MPEG-2 transport does not provide the routing capabilities of IP, and MPEG-2 requires the broadcasting of all video-on-demand program streams to all nodes, thus severely limiting MPEG-2's scalability as the demand for video-on-demand services increases. Furthermore, IP provides the cable infrastructure to directly support internal services over the same network.

     The product we have developed to address this video-on-demand infrastructure market is the Cx1400 IP Video Multiplexer. This product was co-developed by us and BarcoNet, N.V., a Belgian company specializing in cable television products and services, pursuant to a February 2001 joint development agreement. BarcoNet chose us to co-develop a "video-on-demand" gateway device that provides high quality video transmission capability to transmit (3-4 megabit) movies to cable set top boxes by breaking down large numbers of IP data streams into the individual movie streams requested by the viewer. The movie arrives at the home when it is requested with no waiting time for file downloads. The Cx1400 IP Video Multiplexer is currently being marketed by BarcoNet under the name "iMUX" and is currently in initial product deployment in Europe. BarcoNet, which was recently acquired by Scientific-Atlanta, Inc., can manufacture this gateway device under license from us, in accordance with the joint development agreement. Under this agreement, we have rights to manufacture and sell the gateway as well as receive royalties of US$500 per gateway unit on any worldwide gateway unit sales by BarcoNet.

Engineering and Integration Services Market

     With each customer's implementation of our video products, we offer continuing engineering and integration services for project assessment, network analysis and network management. We have established a product and services offerings that includes, along with the hardware purchased by the customer, services such as application configurations (unicast, multicast, MPEG, SDI and others), network performance measurements and verification, and training services. These offerings are a practical way to add new revenue-generating services. Our goal is to make initial services simple to deploy and use and to leave room for more complex feature add-ons as markets grow and as customers come to appreciate and value the flexibility of new IP video services. We have recorded a modest amount of sales of our video products in the first quarter of 2002, but as these product sales grow, we anticipate that sales from engineering services, support and training will increase as well.

STRATEGY

         There are five components to our strategic framework:

     o Target Certain "Early Adopters". We-plan to, directly and through our strategic marketing relationship with Leitch, target early adopters within the video transport market.

     o Obtain Strategic Product Development Funds from Customers. In February 2001, we negotiated and executed a development agreement with BarcoNet N.V., recently acquired by Scientific-Atlanta, Inc., pursuant to which we received US$1.7 million in product development funds in return for development of the Cx1400 IP Video Multiplexer, which BarcoNet is selling under the name "iMUX". We will continue to seek such arrangements as the opportunities arise, as an inability to obtain R&D funding would increase our reliance on our operational funds to support the R&D necessary to remain competitive in our industry.

     o    Establish  Strategic  Marketing  Relationships.   We  intend  to  seek
          strategic marketing relationships primarily with original equipment manufacturers (OEMs), system integrators and cable, television and other network operators that are focused on the convergence of digital media.

     o Target markets where our intellectual property gives us a competitive advantage. Our corporate strategy has been to target markets where we believe our intellectual property and know-how give us an edge. For instance, in the video transport market, we believe our technology's ability to meet the low jitter requirements within IP/Ethernet networks that are necessary to make real-time audio and video transmission a reality provides us with a competitive advantage. We will continue to leverage any advantages provided by our products and technology to gain market share in our target markets.

     o Continue Adherence To Industry Standards For QoS. All of our technology development efforts will strictly conform to applicable industry standards and protocols currently in use to provide for the broadest possible application.

COMPETITION

     We face competition in each of the target markets for our products, services and products in development. There are a number of established and development-stage companies in these markets that offer similar or alternative technological solutions for convergence of real-time data (e.g. audio and video) over IP networks as well as high-quality transmission of video-over-IP. We anticipate that we will face increased competition in the future as competitors enhance their product offerings and new competitors emerge. Many of our competitors have greater resources, higher name recognition, more established reputations within the industry and stronger manufacturing, distribution, sales and customer service capabilities than we do.

     We believe we will compete in our target markets principally based on: (i) product capabilities such as the ability to converge multiple forms of real-time data over a single network, and the ability to transmit such data over existing IP networks and provide high levels of QoS, (ii) quality, reliability and ease of use, (iii) pricing, (iv) customer support, and (v) product reputation.

SALES

     Our primary channel of distribution in into our markets segment is direct sales. All current sales and pending sales are a result of the efforts of our own marketing and sales staff, which currently consists of four people. We intend to build and enhance our own marketing and sales capabilities by adding product managers and direct salespeople.

     Our distribution plan requires tailored sales strategies for each target market. Our initial distribution plans call for us to cultivate relationships with systems integrators and ISPs that may incorporate our technology into their systems. Depending on the specific requirements of our customers, these distribution plans could call for us to provide these proposed customers with hardware embedding our technology, or licenses to our technology. To date, we have been beta testing our products and proposed products with our initial customers and our first system integrator. Some of these are local, San Diego-based companies who can provide essential early feedback on our products and strategies.

     We are also selling through select distributors. We currently have a distribution agreement with Radiant Corporation for the distribution on the East Coast of the Cx1000 IP Video Gateway, the Cx1400 IP Video Multiplexer and any other products that in the future become commercially ready for sale into the video transport market.

INTELLECTUAL PROPERTY

Patents

     We have patented and continue to patent our core technology. On October 31, 2000, the U. S. Patent and Trademark Office (USPTO) issued us a U.S. patent for our TrueCircuit(R) technology multi-layer network switch. On April 10, 2001, the USPTO issued us a U.S. patent called "Methods and apparatus for providing quality of service guarantees in computer networks" covering Path 1's TrueCircuit(R) technology that enables video, voice and other time-critical traffic to share conventional IP (Internet Protocol) computer networks with normal data traffic. On June 12, 2001, the USPTO issued us a third U.S. patent that was a continuation of the second. Each of these patents will expire at the earlier of 17 years after its issue date or 20 years after the priority date of record. On January 16, 2001, May 8, 2001 and May 31, 2001, we submitted additional patent applications with the USPTO on topics surrounding our core technologies. We have also filed patent applications in several foreign countries. We cannot be certain that any of these additional patent applications will be granted, that our existing patents will be sufficiently broad to fully protect our interests, or that any patents that are granted will not be challenged, invalidated or circumvented. In addition, no assurance can be given that our products and technologies will not infringe patents or other intellectual property rights of others or that any license required would be made available under any such patents or intellectual property rights on terms acceptable to us, or at all.

Trade Secrets

     In addition to the protection afforded by patent law, implementations of our technology contain trade secrets. These trade secrets cover areas of fast context switching in embedded operating systems, real-time embedded architectures, signal processing techniques for artifact-free signals, and low-latency software drivers. We protect our trade secrets by requiring each external party that obtains access to our technology to sign confidentiality/non-disclosure agreements. We also require each of our employees to sign a confidentiality and inventions assignment agreement upon commencement of employment with us. No assurance can be given, however, that these measures will prevent the unauthorized disclosure or use of such trade secrets.

Trademarks

     We have trademarked the name TrueCircuit(R) technology for a portion of our technology to describe its fundamental functionality. TrueCircuit(R) technology establishes the equivalent of "true" hardwired "circuits" over the traditionally packet-switched Internet Protocol. We expect also to trademark other technology and product names, as we deem it appropriate.

Employees

     As of March 31, 2002, we had 24 employees in the United States, of whom 15 were engineers, 3 were in marketing and sales, 4 were in finance and administration and 2 were in operations. We also had 28 employees in Romania, almost all of whom are engineers, as part of our Sistolic business unit. We disposed of this business unit on April 1, 2002. Our employees are not represented by any collective bargaining unit. We have never experienced a work stoppage.

Disposal of Sistolic

     In March 2002, a large semiconductor company, with whom we entered into a non-exclusive licensing agreement and an engineering services agreement in December 2001 valued at approximately US$5.4 million, informed us that they were terminating their agreements. We are in a payment dispute with this customer and are reviewing our alternatives. As a result of this action, we decided to dispose of our Sistolic business unit. On April 1, 2002, we disposed of the assets of this business unit back to Metar SRL and Michael Florea by eliminating the remaining obligations by us to Metar SRL, including the payable of US$686,000, the return of all stock options granted to Michael Florea and the Romanian employees, a confirmation that performance criteria specified in Michael Florea's employment agreement related to a potential US$4 million bonus with us was never met by him and a limited use license to the Metar ADC intellectual property in favor of us. Michael Florea resigned on March 27, 2002, as an officer in anticipation of this transaction.

Facilities

     We lease approximately 11,000 square feet of office space within one facility under three separate leases in San Diego, California. The San Diego offices are used for research and development, prototype production, sales and marketing and administration. The leases for our San Diego offices expire between the end of May 2002 and July 2002. We vacated the leases that expired in May 2002 as we consolidated our offices into one suite, of which the lease expires for in July 2002. We believe that we will be able to extend our San Diego office leases or obtain new leases elsewhere in the immediate area with no adverse financial effects. We also maintained a month-to-month lease for approximately 6,000 square feet of office space in Bucharest, Romania. The Romanian offices are used for research, development and administration. However, as part of the Letter of Intent dated March 25, 2002 with Metar SRL/Michael Florea to sell the assets of Metar ADC back to Metar SRL/Michael Florea we have provided notice of termination on the Romanian lease. We believe our current U.S. facilities are adequate to meet our near-term space requirements.

Legal Proceedings

     In November 2001, we entered into a private equity financing agreement with R&S Invest/Meeuwi de Kraker for the purchase of 700,000 shares of Class A Common Stock for US$5.00 per share. For each share purchased, we agreed to also issue this investor a warrant to purchase one share of Class A Common Stock for US$5.00 per share, exercisable over two years. The shares of Class A Common Stock and warrants to purchase Class A Common Stock were sold pursuant to
Section 4(2) of the Securities Act of 1933, as amended. Payments to us under the terms of the financing agreement were scheduled in five (5) equal monthly installments of US$500,000 (with the first installment due and payable on November 26, 2001) with a final US$1 million payment due on April 15, 2002. The payment obligation was evidenced by a promissory note, with the Class A Common Stock and warrants to serve as collateral for the promissory note upon their issuance to the investor. Notwithstanding the above, no shares of Class A Common Stock, or warrants to purchase such shares, have been issued to this investor because the investor has failed to honor the terms of the promissory note and has failed to remit any of the payments due to us. On March 26, 2002, we filed a complaint in San Diego County Superior Court against Meeuwi J. de Kraker.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

      --------------------------------------------------------------------------------------------------------
      Name                            Age     Position
      --------------------------------------------------------------------------------------------------------
      Frederick A. Cary                52     President,  Chief  Executive  Officer and Chairman of the Board
                                              of Directors
      --------------------------------------------------------------------------------------------------------
      David A. Carnevale               54     Executive Vice President, Marketing & Sales
      --------------------------------------------------------------------------------------------------------
      Ronald D. Fellman                47     Chief Technology Officer and Director
      --------------------------------------------------------------------------------------------------------
      Yendo Hu                         39     Executive Vice President, Video Systems
      --------------------------------------------------------------------------------------------------------
      Richard B. Slansky               45     Chief   Financial   Officer,   Vice   President   of   Finance,
                                              Administration   and   Operations,   Corporate   Secretary  and
                                              Treasurer
      --------------------------------------------------------------------------------------------------------
      Bernard J. Tyler                 55     Executive Vice President, Engineering & Project Management
      --------------------------------------------------------------------------------------------------------

     Frederick A. Cary, 52, is a director nominee of the Company.  See "Proposal
One: Election of Directors" for a discussion of Mr. Cary's business experience.

     David A. Carnevale, 54, joined Path 1 in November 2001 as Executive Vice President of Marketing and Sales. Prior to joining Path 1, Mr. Carnevale was Senior Vice President of Marketing at Mitsubishi Electronics America from September 1998 to February 2000. He was also Director of Marketing for the Telecom Network Solutions Division of Compaq from February 1998 to September 1998. Prior to that Mr. Carnevale was Vice President of Marketing at PageNet, now part of Arch Wireless, the largest wireless messaging company in the world, from April 1996 to September 1997. Mr. Carnevale was a Vice President at Dataquest and a Partner at Regis McKenna, in Palo Alto, CA, one of the premier high technology public relations and consulting firms from, February 1993 to July 1994 and also Group Vice President and an industry analyst at Gartner Group/InfoCorp, from September 1986 to February 1993. Mr. Carnevale holds a Masters of Business Administration degree from Stanford University in Palo Alto, California and a Bachelor of Science degree from Rensselaer Polytechnic Institute in Troy, New York. He has also served as a Lieutenant in the US Air Force at Wright-Patterson Air Force Base in Dayton, Ohio.

     Ronald D. Fellman,  47, is a director nominee of the Company. See "Proposal
One: Election of Directors" for a discussion of Mr. Cary's business experience.

     Yendo Hu, 39, joined Path 1 in September 1999 and is currently Executive Vice President of Video Technologies. Prior to joining Path 1, Dr. Hu was the Director of Systems Engineering at Tiernan Communications Inc. from February 1996 to August 1999. At Tiernan, Dr. Hu developed MPEG2 video and multiplexing compression technology, which lead to the first commercially available MPEG2 4:2:2 level solution. Dr. Hu received his Bachelor's and Master's degrees in Electrical Engineering from Cornell University, and his Ph.D. in Electrical Engineering from the University of California, San Diego. Dr. Hu holds three patents in the area of MPEG2 implementation and is the author of numerous papers on implementation.

     Richard B. Slansky, 45, joined Path 1 in May 2000. Prior to joining the Company, Mr. Slansky served as President, Chief Financial Officer and a member of the Board of Directors of Nautronix, Inc. from January 1999 to May 2000. Nautronix, Inc. is a marine electronics/engineering services company and a subsidiary of Nautronix Ltd. Before his tenure at Nautronix, Mr. Slansky served as Chief Financial Officer of Alexis Corporation, an international pharmaceutical research products technology company, from August 1995 to January 1999. Mr. Slansky served as President and Chief Financial Officer of C-N Biosciences, formerly Calbiochem, from July 1989 to July 1995. Mr. Slansky received his B.S. from the University of Pennsylvania's Wharton School of Business and his M.B.A. in Finance & Accounting from the University of Arizona.

     Bernard J. Tyler, 55, joined Path 1 in September 2000. Prior to joining the Company, Mr. Tyler served as Vice President of Engineering of Nautronix, Inc., a marine electronics/engineering services company from August 1999 to August 2000. Prior to that, Mr. Tyler provided guidance and strategy for several San Diego based Internet companies in senior executive and consulting positions. Mr. Tyler served initially as Vice-President of Engineering at Software Sorcery and was promoted to President and CEO in May 1995. He served there until August 1995. Previously, Mr. Tyler was the Director of Software Development for SAIC's
Computer Systems Group. He has a BS Degree in Mathematics from California Polytechnic University in Pomona, California and an MS Degree in Computer Science from West Coast University.


------------------------------------------------------------------------------------------------------------------------------------
                                                  SUMMARY COMPENSATION TABLE
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
                                                                                   Annual Compensation       Long-Term Compensation
                                                                                                                     Awards
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
                   Name and Principal Position                        Year      Salary (US$)  Bonus (US$)     Securities Underlying
                                                                                                                Options/ SARs (#)
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
Ronald D. Fellman, Chief Technology Officer                           2001        200,000          --                175,000
------------------------------------------------------------------------------------------------------------------------------------
                                                                      2000        184,026          --                  --
------------------------------------------------------------------------------------------------------------------------------------
                                                                      1999        175,833          --                  --
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
Douglas A. Palmer, Executive Vice President and Chief Science         2001        170,000          --                175,000
Officer
------------------------------------------------------------------------------------------------------------------------------------
                                                                      2000        149,539          --                  --
------------------------------------------------------------------------------------------------------------------------------------
                                                                      1999        137,083          --                362,000
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
Peter P. Savage, Interim President and Chief Executive Officer        2001        134,000          --                25,000
------------------------------------------------------------------------------------------------------------------------------------
                                                                      2000           --            --                  --
------------------------------------------------------------------------------------------------------------------------------------
                                                                      1999           --            --                  --
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
Michael T. Elliott, President and Chief Executive Officer             2001                         --                  --
                                                                                   51,507
------------------------------------------------------------------------------------------------------------------------------------
                                                                      2000            157,874      --                195,000
------------------------------------------------------------------------------------------------------------------------------------
                                                                      1999           --            --                  --
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
Michael Florea, Executive Vice President Silicon Systems Division     2001        150,000          --                  --
------------------------------------------------------------------------------------------------------------------------------------
                                                                      2000           --            --                200,000
------------------------------------------------------------------------------------------------------------------------------------
                                                                      1999           --            --                  --
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
Frederick A. Cary, President and Chief Executive Officer              2001         67,308          --                650,000
------------------------------------------------------------------------------------------------------------------------------------
                                                                      2000           --            --                  --
------------------------------------------------------------------------------------------------------------------------------------
                                                                      1999           --            --                  --
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
Richard B. Slansky, Executive Vice President, Finance,                2001        174,250        15,000                --
Administration & Operations, Chief Financial Officer and
Corporate Secretary
------------------------------------------------------------------------------------------------------------------------------------
                                                                      2000         87,500          --                329,023
------------------------------------------------------------------------------------------------------------------------------------
                                                                      1999           --            --                  --
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

     The above table sets forth certain information summarizing the compensation earned by (i) each person who served as the Company's chief executive officer any time during 2001, and (ii) each of our other four most highly-compensated executive officers as of December 31, 2001 whose salary and bonus for 2001 was over US$100,000 (collectively, the "Named Executive Officers") for services rendered in all capacities to the Company for 1999, 2000 and 2001.

 OPTION GRANTS IN THE LAST FISCAL YEAR

     Path 1 grants stock options to its employees, officers and directors as part of their compensation package. Stock based compensation is generally in Common Stock options, although in the past we issued Class B Common Stock options to certain employees. Common Stock options were issued at the fair market value on the date of the grant. All Class B Common Stock options were exchanged for Common Stock options on October 5, 2001 and there are no Class B Common Stock shares outstanding. To determine the fair value associated with Class B Common Stock options, we obtained an independent assessment from an investment-banking firm. The investment-banking firm determined that the fair market value of the Class B Common Stock in August 1999, based on the trading price of the Common Stock shares, was approximately US$4.35. As such we used US$4.35 when originally pricing Class B Common Stock options awarded to our employees, officers and directors and subsequently exchanged the Class B Common Stock options for Common Stock options at the same price.

     During the year ended December 31, 2001, 875,000 options to acquire shares of our Common Stock were granted to the Named Executive Officers. The Named Executive Officers exercised no shares of Common Stock during the year ended December 31, 2001. We have never granted any stock appreciation rights.

     The following table provides information, with respect to the Named Executive Officers, concerning the grant of Common Stock options during 2001 and the value of the option under an assumed 5% and 10% appreciation in the price of the Common Stock over the period that the options are exercisable. None of the Named Executive Officers exercised Common Stock options or stock appreciation rights during 2001.

--------------------------------------------------------------------------------------------------------------------------
                                               Individual Grants                           Potential Realizable Value at
                       -------------------------------------------------------------------  Assumed Annual Rate of Stock
                                                                                           Price Appreciation for Option
                                                                                                       Term
                        Number of shares     % of Total
                        of common stock    Options Granted   Exercise
                       Underlying Options  to Employees in    Price
 Name                      Granted (#)       Fiscal Year     (US$/sh)   Expiration Date       5%(US$)        10%(US$)
--------------------------------------------------------------------------------------------------------------------------
Ronald D. Fellman            - 0 -              - %            N/A             N/A              N/A             N/A
--------------------------------------------------------------------------------------------------------------------------
Douglas A. Palmer            - 0 -              - %            N/A             N/A              N/A             N/A
--------------------------------------------------------------------------------------------------------------------------
Frederick A. Cary           650,000             41%           $3.91    September 28, 2008    1,034,646       2,411,165
--------------------------------------------------------------------------------------------------------------------------
Michael T. Elliott           - 0 -              - %            N/A             N/A              N/A             N/A
--------------------------------------------------------------------------------------------------------------------------
Peter P. Savage             25,000               2%           $4.35       March 8, 2008        44,272         103,173
--------------------------------------------------------------------------------------------------------------------------
Michael Florea              200,000             13%           $4.35     October 16, 2007      354,177         825,384
--------------------------------------------------------------------------------------------------------------------------
Richard B. Slansky           - 0 -              - %            N/A             N/A              N/A             N/A
--------------------------------------------------------------------------------------------------------------------------


AGGREGATED  OPTION  EXERCISES  IN LAST  FISCAL YEAR AND FISCAL  YEAR-END  OPTION
VALUES

     The following table provides information, with respect to the Named Executive Officers, concerning the exercise of Common Stock options during 2001 and unexercised Common Stock options held by them at of the end of that fiscal year. None of the Named Executive Officers exercised any Common Stock options or stock appreciation rights during 2001. There were no stock appreciation rights held by the Named Executive Officers at December 31, 2001.

-------------------------------------------------------------------------------------------------------------------------
                                                                    Number of Securities        Value of Unexercised
                                                                   Underlying Unexercised      in-the-Money Options at
                                        Shares                      Options at FY-End (#)    December 31, 2001 (US$) (1)
                                      acquired on  Value Realized--------------------------------------------------------
Name                                 exercise (#)      (US$)     Exercisable  Unexercisable Exercisable   Unexercisable
-------------------------------------------------------------------------------------------------------------------------
Ronald D. Fellman                          --            --         175,000         --         148,750          --

Douglas A. Palmer                          --            --         175,000         --         148,750          --

Frederick A. Cary                          --            --          40,625       609,375       52,406        786,094

Michael T. Elliott                         --            --         195,000         --         165,750          --

Peter P. Savage                            --            --          25,000         --          21,250          --

Michael Florea                             --            --         100,000       100,000       85,000        85,000

Richard B. Slansky                         --            --         139,000       190,023      118,150        161,520
-------------------------------------------------------------------------------------------------------------------------

(1) The closing price of our Common Stock on December 31, 2001 was US$5.20 per share.

Employment   Contracts,   Termination   of  Employment  and  Change  in  Control
Arrangements

     The Company entered into an employment agreement with Dr. Michael T. Elliott dated April 7, 2000. This agreement provided for a base salary of US$200,000 per year, subject to annual review by the Board of Directors. In addition to this salary, Dr. Elliott was entitled to receive 1% of the cash proceeds from any equity financing obtained from investment bankers, strategic partners or similar organizations (excluding a US$10,000,000 investment from Leitch Technology Corporation completed in April 2000). This agreement also called for Dr. Elliott to receive options to purchase 320,000 shares of Class B Common Stock at US$4.35 per share, 70,000 shares of which were fully vested and the remainder of which were to vest in equal quarterly installments over two years. Dr. Elliott was to receive options to purchase an additional 277,012 shares of Class B Common Stock if, before April 7, 2002, the Company's market capitalization exceeded US$400,000,000 for a continuous 90-day period or audited revenues exceeded US$50,000,000 for one year. Upon a change of control of the Company, vesting was to be completed immediately.

     On April 4, 2001, Dr. Elliott resigned from his employment and entered into a separation agreement with us. The separation agreement supersedes the April 7, 2000 employment agreement and calls for Dr. Elliott to retain rights to purchase 195,000 shares of Class B Common Stock. Under the agreement, Dr. Elliott will provide consulting services as may be requested by the Company.

     On September 10, 2001, the Company entered into an employment agreement with Frederick A. Cary dated September 7, 2001. This agreement provided for a base salary of US$250,000 per annum, subject to annual review by the Board of Directors. In addition to this salary, Mr. Cary was entitled to receive a six-month performance bonus in the amount of US$20,000. Mr. Cary was also entitled to receive a one-year performance bonus in the amount of US$50,000. In addition, Mr. Cary may be eligible to receive other incentive bonuses after completion of one year of employment. Mr. Cary's receipt of such incentive compensation shall be dependent upon his attainment of additional goals and milestones, which shall be agreed upon in writing by him and company, in the same manner as was applicable to the six-month and one year performance bonuses. His agreement also called for him to receive options to purchase 325,000 shares of Common Stock pursuant to the Company's 2000 Stock Option/Stock Issuance Plan. The original options shall begin vesting upon grant, and shall vest over a four-year period in sixteen equal quarterly installments. Upon a change of control of the Company, vesting is immediate. In addition to the original option, Mr. Cary was granted an additional option to purchase up to 325,000 shares of Common Stock ("the Milestone Option") pursuant to the Plan. The Milestone Option shall begin vesting upon grant and will vest over a four-year period in sixteen equal quarterly installments, but will be exercisable in whole or in part only upon achievement of the following goals: 80,000 shares subject to the Milestone Option after the Company's stock has commenced trading on the Nasdaq National Market; 80,000 shares subject to the Milestone Option after the Company has publicly announced a Significant Strategic Partnership; 80,000 shares subject to the Milestone Option if the Company has received equity capital investment exceeding US$10 million on or before April 30, 2002 which is exclusive of any strategic partnership investment and which equity capital investment is at an effective price of more than six dollars per share net of all fees; 85,000 shares subject to the Milestone Option if the Company has achieved revenue in excess of US$10 million in the calendar year ending December 31, 2002, and the Company has achieved eighteen months of "burn" based upon the actual cash expenditure rate for the fourth quarter of 2002. In the event that more than one milestone occurs prior to the point in time at which shares subject to the Milestone Option will have vested under the temporal vesting schedule, Mr. Cary's purchase of shares subject to the Milestone Option will be contingent upon the completion of the temporal vesting requirements. If Mr. Cary is employed on the closing date of a change in control and if the Company or its successor in interest terminates his employment without "cause" or he resigns with good reason within the twelve month period following such change in control, then any shares subject to the milestone option which are unvested solely due to non-satisfaction of the temporal vesting schedule shall immediately become vested and exercisable.

Compensation Committee Interlocks and Insider Participation

     No executive officer of the Company has ever served as a member of the board of directors or compensation committee of any other entity that has or has had one or more executive officers serving as a member of the Company's Board of Directors or Compensation Committee.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     On April 10, 2000, the Company entered into an Agreement of Purchase and Sale with Leitch Technology Corporation. Pursuant to this Agreement of Purchase and Sale, Leitch purchased 1,250,000 shares of the Company's Common Stock for US$10 million and 200,000, common shares of Leitch. Leitch's common shares are traded on the Toronto Stock Exchange under the symbol "LTV" and on Nasdaq under the symbol "LVID."

     In connection with the Agreement of Purchase and Sale, the Company entered into a Stockholders Agreement dated April 10, 2000 with Leitch, Dr. Fellman, Dr. Palmer and Dr. Elliott pursuant to which John A. MacDonald, the President and Chief Executive Officer of Leitch and Reginald J. Tiessen, the Vice President and Chief Financial Officer of Leitch, were nominated and elected to the Company's Board of Directors. Under the terms of this Stockholders Agreement, the Company's executive officers who are parties to the Stockholders Agreement covenant to vote their equity securities in favor of a Board of Directors whose members shall include designees of Leitch who constitute 2/7ths of the entire Board of Directors, or more if Leitch acquires more shares. This voting requirement expires when Leitch owns less than 20% of the Company's fully diluted Common Stock. The Company also agreed to use its best efforts to cause at least one director designee of Leitch to be on each committee of the Company's Board of Directors. This Stockholders Agreement also provides Leitch
(i) a right of first refusal to purchase any stock (now or hereafter acquired) offered for sale in a private transaction by Drs. Palmer, Fellman or Elliott,
(ii) a pro rata right of subscription for new securities offered by the Company, and (iii) beginning on the first anniversary of the effective date of the Company's registration statement on Form 10, registration rights for its shares of the Company's Common Stock. Leitch's right of first refusal terminates if another strategic partner invests US$6 million in the Company's equity securities or the Company has achieved US$30 million of gross revenues in any 12-month period.

     No designees of Leitch are currently serving on the Company's Board, and no designees of Leitch have been nominated for election at the annual meeting.

     The Stockholders Agreement also requires Leitch to refrain from the purchase of additional shares of the Company's equity securities, from seeking to acquire the Company or acquire control of the Company, or from selecting proxies or being in any "group" with respect to the Company's securities, all except with the approval of the Company's Board of Directors or as otherwise expressly provided for in the Agreement of Purchase and Sale or the Stockholders Agreement.

     If Leitch exercises its right of first refusal or otherwise buys stock privately from Dr. Fellman or Dr. Palmer, then Dr. Elliott has a tag-along right under the Stockholders Agreement to require Leitch to buy a pro rata portion of his shares.

     The Stockholders Agreement terminates upon the latest to occur of (a) the written agreement of the parties to the Stockholders Agreement, (b) acquisition of all the issued and outstanding shares of the Company, (c) April 10, 2010, (d) the merger or consolidation of the Company with or into another entity where more than 50% of the Company's securities are held by persons or entities different than immediately prior to such merger or consolidation, or (e) when the Company closes an underwritten public offering with at least US$25 million of net proceeds.

     In connection with the Leitch agreement, Path 1 granted Leitch exclusive rights to use TrueCircuit(R) technology in the professional broadcast market and the non-exclusive rights in other markets. The Company believe's Leitch's exclusive rights have now become non-exclusive.

     On April 1, 2002, the Company disposed of the assets of the Sistolic business unit back to Metar SRL and Michael Florea by eliminating the remaining obligations by the Company to Metar SRL, including the payable of US$686,000, the return of all stock options granted to Michael Florea and the Romanian employees, a confirmation that performance criteria specified in Michael Florea's employment agreement related to a potential US$4 million bonus with the Company was never met by him and a limited use license to the Metar ADC intellectual property in favor of the Company. Michael Florea resigned on March 27, 2002, as an officer of the Company in anticipation of this transaction.

     The stockholders also approved and adopted the Company's 2001 Employee Stock Purchase Plan (the "Plan"). The Plan was adopted by the Company's stockholders on February 26, 2002 and is effective as of that date. Shares issued pursuant to the Plan will qualify as shares issued pursuant to an "employee stock purchase plan". The Plan was adopted to provide employees of the Company with an opportunity to purchase shares (via payroll deduction) of the Company's common stock at a discount from market value through accumulated payroll deductions. Employees of the Company, employed on an offering commencement date, with certain exceptions, are eligible to participate in the Plan. Employees must complete and deliver a Subscription Agreement to participate. The purchase price per share for shares purchased under the Plan shall be an amount equal to eighty-five percent (85%) of the fair market value of a share of common stock. The amount of payroll deduction must be between 5% and 25% of base pay. No interest will accrue on payroll deduction funds. A maximum of 250,000 shares of common stock is available for issuance under the Plan.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information known to the Company with respect to the beneficial ownership of the Company's Common Stock as of April 19, 2002, by (i) all persons who are beneficial owners of five percent (5%) or more of the Company's Common Stock, (ii) each director of the Company,
(iii) each person who served as Chief Executive  Officer of the Company in 2001,
(iv) the four other persons serving as executive officers of the Company on December 31, 2001 who were the most highly compensated by the Company in 2001, and (iv) all current directors and executive officers as a group.

     Except as indicated, and subject to community property laws where applicable, the persons named have sole voting and investment power with respect to all shares shown as beneficially owned by them. Percentage of beneficial ownership is based on 8,440,257 shares of Common Stock outstanding as of April 19, 2002 and is calculated in accordance with the rules of the SEC.

                                                                Percentage
                                            Shares               of Shares
                                          Benifically          Beneficially
            Beneficial Owner               Owned (#)             Owned (1)
-------------------------------------------------------------  --------------

Leitch Technology Corporation              2,941,250                34.9%
150 Ferrand
Drive
North York, Ontario
Canada M3C 3E5

Michael T. Elliott                           195,000 (1)             2.3%
17330 Via Del Bravo P.O. Box 24
Rancho Santa Fe, California 92067

Peter P. Savage                               25,000 (2)               *
333 Coast Blvd.
La Jolla, California 92307

Frederick A. Cary                             40,625 (3)               *
c/o Path 1 Network Technologies Inc.
3636 Nobel Drive, Suite 400
San Diego, California 92122

Ronald D. Fellman                          1,323,720 (4)            34.9%
c/o Path 1 Network Technologies Inc.
3636 Nobel Drive, Suite 400
San Diego, California 92122

Robert Packer                                 25,000 (2)               *
c/o Path 1 Network Technologies Inc.
3636 Nobel Drive, Suite 400
San Diego, California 92122

Robert Clasen                                 25,000 (6)               *
c/o Path 1 Network Technologies Inc.
3636 Nobel Drive, Suite 400
San Diego, California 92122

Richard B. Slansky                           139,400 (7)             1.7%
c/o Path 1 Network Technologies Inc.
3636 Nobel Drive, Suite 400
San Diego, California 92122

Michael Florea                               100,000 (8)             1.2%
c/o Path 1 Network Technologies Inc.
3636 Nobel Drive, Suite 400
San Diego, California 92122

All current directors and executive
officers as a group (8 persons)            2,439,745 (9)            28.9%


* Less than one percent of the outstanding Common Stock

1. Dr. Elliott was granted options under our 1999 Stock Option/Stock Issuance Plan to purchase 597,012 shares of Class B Common Stock, of which 277,012 shares of Class B Common Stock were performance-based options. 195,000 shares were fully vested as of April 4, 2001, the termination date of Dr. Elliott's employment with Path 1. Dr. Elliott shall not vest in any additional shares subject to these option grants; however, Dr. Elliott may receive grants for new shares pursuant to his Employment Separation/Consulting Agreement and General Release with the Company if he performs certain approved consulting activities. These options to purchase 195,000 shares of Class B Common Stock were exchanged pursuant to the Company's "option revision program" and are now exercisable for 195,000 shares of fully vested Common Stock under the 2000 Plan; provided, that none of these shares shall become exercisable prior to stockholder approval of the proposed amendment of the 2000 Stock Option/Stock Issuance Plan increasing the maximum number of shares reserved for issuance thereunder.

2. In conjunction with their appointment to our Board of Directors, Mr. Savage, Mr. Bixby and Mr. Packer each received an option to purchase 25,000 shares of Class B Common Stock under our 1999 Stock Option/Stock Issuance Plan. These individuals' options were exchanged pursuant to the Company's "option revision program" to become options to purchase the same number of shares of Common Stock under the 2000 Stock Option/Stock Issuance Plan. All 25,000 shares of Common Stock subject to Mr. Savage's and Mr. Bixby's exchanged options are now exercisable, and 6,250 of the shares of Common Stock subject to Mr. Packer's exchanged options are now exercisable or exercisable within 60 days of April 19, 2002; provided, that none of the shares subject to Mr. Savage's, Mr. Bixby's or Mr. Packer's options may be exercised prior to stockholder approval of the proposed amendment to the 2000 Stock Option/Stock Issuance Plan increasing the maximum number of shares reserved for issuance thereunder.

3. In connection with Mr. Cary's appointment to our Board of Directors and his commencement of service with us as our President and Chief Executive Officer, Mr. Cary was granted six separate options to purchase a total of 650,000 shares of Common Stock. Two of these options grants, representing 325,000 shares of Common Stock, are temporally-based options that shall vest in 16 equal quarterly installments; 40,625 of the shares of Common Stock subject to these two grants are exercisable within 60 days of April 19, 2002. Each of the remaining four option grants (which grants are also exercisable for a total of 325,000 shares of Common Stock) is a performance-based option that shall also vest in 16 equal quarterly installments but which shall be exercisable for the vested shares subject to such option only upon attainment of the milestone set forth therein. Notwithstanding the above, none of the shares subject to these six options may be exercised prior to stockholder approval of the proposed amendment to the 2000 Stock Option/Stock Issuance Plan increasing the maximum number of shares reserved for issuance thereunder.

4. Dr. Fellman was granted options under our 1999 Stock Option/Stock Issuance Plan to purchase 175,000 shares of Class B Common Stock. These options were exchanged pursuant to the Company's "option revision program" to become options to purchase 175,000 shares of Common Stock under the 2000 Stock Option/Stock Issuance Plan. All 175,000 are now exercisable; provided, that none of these shares may be exercised prior to stockholder approval of the proposed amendment to the 2000 Stock Option/Stock Issuance Plan increasing the maximum number of shares reserved for issuance thereunder.

5. Includes options to purchase 362,000 shares of Common Stock of which they are now exercisable or exercisable within 60 days of April 19, 2002. Dr. Palmer was also granted options under our 1999 Stock Option/Stock Issuance Plan to purchase 175,000 shares of Class B Common Stock. These options were exchanged pursuant to the Company's "option revision program" to become options to purchase 175,000 shares of Common Stock under the 2000 Stock Option/Stock Issuance Plan. All 175,000 of these shares are now exercisable; provided, that none of these shares may be exercised prior to stockholder approval of the proposed amendment to the 2000 Stock Option/Stock Issuance Plan increasing the maximum number of shares reserved for issuance thereunder.

6. In conjunction with his appointment to our Board of Directors in April 2002, Mr. Clasen, received an option to purchase 25,000 shares of Common Stock under our 2000 Stock Option/Stock Issuance Plan. None of the shares are currently exercisable or will become exercisable within 60 days of April 19, 2002. The shares will become exercisable provided that we obtain stockholder approval of the proposed amendment to the 2000 Stock Option/Stock Issuance Plan increasing the maximum number of shares reserved for issuance thereunder.

7. Mr. Slansky was originally granted four separate options to purchase a total of 329,023 shares of Common Stock. Two of these options grants, representing 200,000 shares of Common Stock, are temporally-based options that shall vest in 16 equal quarterly installments; 100,000 of the shares of Common Stock subject to these two grants are exercisable within 60 days of April 19, 2002. The remaining two option grants are performance-based options that vest upon certain events. One of the two performance-based options (representing 79,023 shares) was exchanged in November 2001 for four separate options (representing 79,023 shares), three of which were performance-based options that shall also vest in 16 equal quarterly installments but which shall be exercisable for the vested shares subject to such option only upon attainment of the milestone set forth therein and one (representing 39,000 shares) which is fully vested and is exercisable within 60 days of April 19, 2002. Notwithstanding the above, none of the shares subject to these seven options may be exercised prior to stockholder approval of the proposed amendment to the 2000 Stock Option/Stock Issuance Plan increasing the maximum number of shares reserved for issuance thereunder.

8. Includes options to purchase 200,000 shares of Common Stock of which options to purchase 100,000 shares are now exercisable or exercisable within 60 days of April 19, 2002. Notwithstanding the above, none of the shares subject to these options may be exercised prior to stockholder approval of the proposed amendment to the 2000 Stock Option/Stock Issuance Plan increasing the maximum number of shares reserved for issuance thereunder

9.   Shares  beneficially  owned by all directors  and  executive  officers as a
     group,  of  which  1,066,625   shares  are  subject  to  options  that  are
     exercisable within 60 days of April 19, 2002.

                            DESCRIPTION OF SECURITIES

     The following description of our capital stock is a summary and is qualified in its entirety by the provisions of our Articles of Incorporation, with amendments, all of which have been filed as exhibits to our registration statement of which this prospectus is a part.

     Our authorized capital stock consists of (i) 20,000,000 shares of common stock, par value $.001 per share, of which 8,440,375 shares were issued and outstanding as of the date hereof, and 10,000,000 shares of "blank check" preferred stock, of which no shares of preferred are issued and outstanding as of the date hereof.

Common Stock

     The holders of common stock are entitled to one vote for each share held of record on all matters to be voted on by the shareholders. The holders of common stock are entitled to receive dividends ratably, when, as and if declared by the Board of Directors, out of funds legally available therefor. In the event of a liquidation, dissolution or winding-up of Path 1 Network Technologies the holders of common stock are entitled to share equally and ratably in all assets remaining available for distribution after payment of liabilities and after provision is made for each class of stock, if any, having preference over the common stock.

     The holders of shares of common stock, as such, have no conversion, preemptive, or other subscription rights and there are no redemption provisions applicable to the common stock. All of the outstanding shares of common stock are, and the shares of common stock offered by the selling stockholder hereby, when issued against the consideration set forth in this prospectus, will be, validly issued, fully-paid and non-assessable.

Preferred Stock

     General. Under our articles of incorporation, our board of directors is authorized, subject to any limitations prescribed by the laws of the Delaware, but without further action by our shareholders, to provide for the issuance of up to 10,000,000 shares of preferred stock in one or more series, to establish from time to time the number of shares to be included in each such series, to fix the designations, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof, and to increase or decrease the number of shares of any such series (but not below the number of shares of such series then outstanding) without any further vote or action by the stockholders. Our board of directors may authorize and issue preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of common stock. The issuance of preferred stock, for example in connection with a shareholder right's plan, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of our outstanding stock.

                              PLAN OF DISTRIBUTION

     The selling stockholder and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholder may use any one or more of the following methods when selling shares:

-- ordinary brokerage transactions and transactions in which the broker-dealer solicits the purchaser;

-- block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

-- purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

-- an exchange distribution in accordance with the rules of the applicable exchange;

-- privately-negotiated transactions; -- broker-dealers may agree with the selling stockholder to sell a specified number of such shares at a stipulated price per share; and

--   a combination of any such methods of sale.

     In the event sales are made to broker-dealers as principals, we would be required to file a post-effective amendment to the registration statement of which the prospectus forms a part. In such post-effective amendment, we would be required to disclose the names of any participating broker-dealers and the compensation arrangements relating to such sales. In addition, if any shares of common stock or warrants offered for sale pursuant to this prospectus are transferred, subsequent holders could not use this prospectus until a post-effective amendment is filed, naming such holders.

     The selling stockholder may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

     The selling stockholder may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling stockholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares.

     The selling stockholder may also engage in short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades. The selling stockholder may pledge their shares of common stock to their brokers under the margin provisions of customer agreements. If a selling stockholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares.

     Broker-dealers engaged by the selling stockholder may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholder (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholder do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

     The selling stockholder shall be deemed to be an "underwriter" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

     We are required to pay all fees and expenses incident to the registration of the shares, including fees and disbursements of counsel to the selling stockholder, but excluding brokerage commissions or underwriter discounts. We and the selling stockholder have agreed to indemnify each other against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Penny Stock

     The Securities and Exchange Commission (the "Commission") has adopted Rule 15g-9 which establishes the definition of a "penny stock," for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

o that a broker or dealer approve a person's account for transactions in penny stocks; and

o the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person's account for transactions in penny stocks, the broker or dealer must obtain financial information and investment experience objectives of the person and make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks. The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prepared by the Commission relating to the penny stock market, which, in highlight form, sets forth the basis on which the broker or dealer made the suitability determination and that the broker or dealer received a signed, written agreement from the investor prior to the transaction. Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.


                               SELLING STOCKHOLDER

     The table below sets forth information concerning the resale of the shares of common stock by the selling stockholders. We will not receive any proceeds from the resale of the common stock by the selling stockholders. We will receive proceeds from the exercise of the warrants. Assuming all the shares registered below are sold by the selling stockholders, none of the selling stockholders will continue to own any shares of our common stock.

     The following table also sets forth the name of each person who is offering the resale of shares of common stock by this prospectus, the number of shares of common stock beneficially owned by each person, the number of shares of common stock that may be sold in this offering and the number of shares of common stock each person will own after the offering, assuming they sell all of the shares offered.


--------------------- ----------------- -------------- -------------- ------------ --------------- ----------- ---------------
                                            Total
                        Total Shares     Percentage
                      of Common Stock     of Common      Shares of
                       Issuable Upon       Stock,      Common Stock     Beneficial Percentage of    Beneficial   Percentage
                       Conversion of      Assuming      Included in     Ownership   Common Stock    Ownership    of Common
                        Notes and/or        Full        Prospectus     Before the   Owned Before    After the   Stock Owned
Name                    Warrants(2)     Conversion(2)       (1)         Offering      Offering      Offering   After Offering
--------------------- ----------------- -------------- -------------- ------------ --------------- ----------- ---------------
--------------------- ----------------- -------------- -------------- ------------ --------------- ----------- ---------------
Laurus Master Fund,      1,205,357         12.50%          Up to        443,290        4.99%           0             0
Ltd. (2)                                                 2,285,714
                                                         shares of
                                                       common stock
--------------------- ----------------- -------------- -------------- ------------ --------------- ----------- ---------------
--------------------- ----------------- -------------- -------------- ------------ --------------- ----------- ---------------

     The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling stockholder has sole or shared voting power or investment power and also any shares, which the selling stockholder has the right to acquire within 60 days. The actual number of shares of common stock issuable upon the conversion of the convertible preferred stock is subject to adjustment depending on, among other factors, the future market price of the common stock, and could be materially less or more than the number estimated in the table.

(1) Includes 200% of the shares issuable upon conversion of the convertible notes, based on current market prices. Because the number of shares of common stock issuable upon conversion of the convertible note is dependent in part upon the market price of the common stock prior to a conversion, the actual number of shares of common stock that will be issued upon conversion will fluctuate daily and cannot be determined at this time. However the selling stockholder has contractually agreed to restrict its ability to convert or exercise its warrants and receive shares of our common stock such that the number of shares of common stock held by it and its affiliates after such conversion or exercise does not exceed 4.99% of the then issued and outstanding shares of common stock.

(2) Based on a conversion price of $1.40 per share and includes 125,000 shares underlying warrants that are currently exercisable at an exercise price of $1.68 per share. In accordance with rule 13d-3 under the securities exchange act of 1934,Laurus Capital Management, L.L.C. may be deemed a control person of the shares owned by such entity. David Grin and Eugene Grin are the principals of Laurus Capital Management, L.L.C.


Financing Terms of Convertible Note

     To obtain funding for our ongoing operations, we entered into a Securities Purchase Agreement with the selling stockholder on May 16, 2002 for the sale of
(i) a $1,250,000 convertible note and (ii) a warrants to buy 125,000 shares of our common stock.

     The note bears interest at 12%, matures on November 15, 2003, and is convertible into our common stock, at a fixed conversion price of $1.40 per share. The note is repayable over an eighteen- month period. Monthly payments may be made in either common stock or in cash at the option of Path 1. If paid in common stock, we must have an effective registration statement relating to the shares of common stock. In addition, if the closing price of our common stock is lower than $1.75 then our monthly payment must be made in cash or common stock at a conversion price of 85% of the average of the closing prices during the twenty (20) trading days immediately preceding the conversion date. The full principal amount of the convertible note is due upon default under the terms of convertible note. The warrants are exercisable until May 16, 2007 at a purchase price of $1.68.

     The conversion price of the note and the exercise price of the warrants may be adjusted in certain circumstances such as if we pay a stock dividend, subdivide or combine outstanding shares of common stock into a greater or lesser number of shares, or take such other actions as would otherwise result in dilution of the selling stockholder's position.

     The selling stockholder has contractually agreed to restrict its ability to convert or exercise its warrants and receive shares of our common stock such that the number of shares of common stock held by it and its affiliates after such conversion or exercise does not exceed 4.99% of the then issued and outstanding shares of common stock.

     A complete copy of the Securities Purchase Agreement and related documents was filed with the SEC as exhibits to our Form SB-2 relating to this prospectus.

Sample Conversion Calculation

     The number of shares of common stock issuable upon conversion of a note is determined by dividing that portion of the principal of the note to be converted and interest, if any, by the conversion price. For example, assuming conversion of $1,250,000 of notes on June 16, 2002, a conversion price of $1.40 per share, and the payment of accrued interest in the approximate amount of $12,500 in additional shares rather than in cash, the number of shares issuable upon conversion would be:

                      $1,250,000 + $12,500 = 901,785 shares
                      ---------------------
                             $1.40

                                  LEGAL MATTERS

     The validity of the shares of common stock being offered hereby will be passed upon for us by Sichenzia Ross Friedman Ference LLP, New York, New York.

                                     EXPERTS

     Ernst & Young LLP, independent auditors, have audited our consolidated financial statements at December 31, 2001 and 2000, and for each of the three years in the period ended December 31, 2001, as set forth in their report (which contains an explanatory paragraph describing conditions that raise substantial doubt about the Company's ability to continue as a going concern as described in
Note 1 to the consolidated financial statements). We've included our financial statements in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.


                              AVAILABLE INFORMATION

     We have filed a registration statement on Form SB-2 under the Securities Act of 1933, as amended, relating to the shares of common stock being offered by this prospectus, and reference is made to such registration statement. This prospectus constitutes the prospectus of Path 1 Network Technologies inc., filed as part of the registration statement, and it does not contain all information in the registration statement, as certain portions have been omitted in accordance with the rules and regulations of the Securities and Exchange Commission ("SEC").

     We are subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") which requires us to file reports, proxy statements and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information may be inspected at public reference facilities of the SEC at Judiciary Plaza, 450 Fifth Street N.W., Washington D.C. 20549; Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and 5670 Wilshire Boulevard, Los Angeles, California 90036. Copies of such material can be obtained from the Public
Reference Section of the SEC at Judiciary Plaza, 450 Fifth Street N.W., Washington, D.C. 20549 at prescribed rates. Because we file documents electronically with the SEC, you may also obtain this information by visiting the SEC's Internet website at http://www.sec.gov.

     We  furnish  our  stockholders  with  annual  reports   containing  audited
financial statements.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


Path 1 Network Technologies Inc.                                            Page

Report of Ernst & Young LLP, Independent Auditors...........................F-44

Consolidated Balance Sheets as of December 31, 2001 and 2000................F-45

Consolidated Statements of Operations for the years ended December
    31, 2001 and 2000.......................................................F-46

Consolidated Statements of Stockholders' Equity for the years ended
    December 31, 2001 and 2000 .............................................F-47

Consolidated Statements of Cash Flows for the years ended December
    31, 2001 and 2000 ......................................................F-48

Notes to Consolidated Financial Statements..................................F-49


                    INTERIM (UNAUDITED) FINANCIAL STATEMENTS
                          March 30, 2002 and March 2001
Path 1 Network Technologies Inc.                                            Page

Consolidated Balance Sheets as of March 31, 2001 and 2000...................F-74

Consolidated Statements of Operations for the three months ended
    March 31, 2001 and 2000.................................................F-75

Consolidated Statements of Cash Flows for the three months ended
    March 31, 2001 and 2000 ................................................F-76

Notes to Consolidated Financial Statements..................................F-77

                               Report of Ernst & Young LLP, Independent Auditors


The Board of Directors and Stockholders
Path 1 Network Technologies Inc.

We have audited the accompanying consolidated balance sheets of Path 1 Network Technologies Inc. as of December 31, 2001 and 2000, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the two years in the period ended December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as, evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Path 1 Network Technologies Inc. at December 31, 2001 and 2000, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States.

The accompanying financial statements have been prepared assuming that Path 1 Network Technologies Inc. will continue as a going concern. As more fully described in Note 1, the Company has incurred recurring operating losses, has an accumulated deficit of US$24.5 million and needs to raise additional capital to fund its operations in 2002. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

                                           /s/ ERNST & YOUNG LLP

San Diego, California
February 15, 2002,
except for Note 13, as to which the date is
                                 April 11, 2002


                        Path 1 Network Technologies Inc.
                           Consolidated Balance Sheets
                (in thousands, US dollars, except for share data)
                                                                                December 31,         December 31,
                                                                                    2001                 2000
                                                                             ------------------   ------------------
ASSETS
Current assets:
                     Cash and cash equivalents                                $          1,181     $         7,171
                     Marketable securities, available for sale                             552               4,313
                     Accounts receivable                                                   322                  70
                     Other current assets                                                  285                 107
                                                                             ------------------   ------------------
                          Total current assets                                           2,340              11,661

Property and equipment, net                                                                365                 459

Assets of discontinued operations                                                          702                   -
Other assets                                                                                11                 184
                                                                             ------------------   ------------------
Total assets                                                                  $          3,418     $        12,304
                                                                             ==================   ==================

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
                     Accounts payable and accrued liabilities                 $            898     $          2,175
                     Accrued compensation and benefits                                     469                  191
                     Liabilities of discontinued operations                                702                    -
                     Deferred revenue                                                        -                  324
                                                                             ------------------   ------------------
                          Total current liabilities                                      2,069                2,690

Commitments and contingencies

Stockholders' equity:

              Preferred stock, $0.001 par value. 10,000,000 shares authorized at
                  December 31, 2001 and 2000, no shares issued and outstanding
                  at December 31, 2001 and 2000                                              -                    -

              Common stock, $0.001 par value;
                   Class A - 20,000,000 shares authorized; 8,299,126                         8                    8
                        and 8,183,901 shares issued and outstanding at
                        December 31, 2001, and December 31, 2000 respectively
              Additional paid-in capital                                                26,801               32,295
              Notes receivable from stockholders                                           (86)                (114)
              Deferred compensation                                                       (276)              (3,005)
              Accumulated other comprehensive (loss) income                               (616)                 228
              Accumulated deficit                                                      (24,482)             (19,798)
                                                                             ------------------   ------------------
                  Total stockholders' equity                                             1,349                9,614
                                                                             ------------------   ------------------
                                                                              $          3,418     $         12,304
                                                                             ==================   ==================

                                   See accompanying notes to the consolidated financial statements.


                        Path 1 Network Technologies Inc.

                      Consolidated Statements of Operations
              (in thousands, US dollars, except for per share data)
                                                                                   Years Ended
                                                                                   December 31,
                                                                             2001              2000
                                                                       ------------------------------------
Revenues:                                                               $    1,969          $         -

Operating expenses:
   Engineering research and development                                      3,387                3,679
   Sales and marketing                                                         378                1,184
   General and administrative                                                4,015                2,784
   Litigation Settlement                                                      (650)               1,400
   Stock-based compensation (*)                                             (3,111)               4,421
   Restructuring charge                                                        221                    -
                                                                       ------------------------------------
          Total operating expenses                                          (4,240)             (13,468)

Interest income, net                                                            93                  449

Loss on sale of securities                                                    (677)                (101)
                                                                       ------------------------------------
Loss from continuing operations                                             (2,855)             (13,120)
                                                                       ------------------------------------
Loss from discontinued operations                                           (1,829)                   -
                                                                       ------------------------------------
Net Loss                                                                $   (4,684)         $    (13,120)
                                                                       ====================================
Basic and diluted loss per share:
Net loss per common share from continuing operations                    $    (0.35)         $      (1.78)
                                                                       ====================================
Net loss per common share from discontinued operations                  $    (0.22)         $          -
                                                                       ====================================
                                                                        $    (0.57)         $      (1.78)
                                                                       ====================================
Weighted average common shares outstanding - basic and diluted               8,228                 7,383
                                                                       ====================================

   (*) The following table shows how the Company's stock-based compensation would be allocated to the respective department expense line items:
          Research and development                                      $   (1,308)         $      1,251
          Sales and marketing                                                 (554)                  485
          General and administrative                                        (1,249)                2,685
                                                                       ------------------------------------
                                                                        $   (3,111)         $      4,421
                                                                       ====================================

                                   See accompanying notes to the consolidated financial statements.


                        Path 1 Network Technologies Inc.

                 Consolidated Statements of Stockholders' Equity

              (in thousands, US dollars, except for per share data)
                 For the years ended December 31, 2001 and 2000




                                             Series A Convertible    Common Stock                     Notes      Accumulated
                                              Preferred Stock           Class A        Additional   Receivable  Comprehensive
                                             --------------------- -------------------   Paid-in      from         Income
                                               Shares     Amount    Shares    Amount     Capital   Stockholders    (Loss)
                                             ---------- ---------- -------- ---------- ----------- ------------ -------------
Balance at December 31, 1999                        -     $    -     6,088   $      6   $  10,263   $       -     $       -

============================================
Issuance of common stock at $8.00 per share
   for cash, net of issuance costs of $379          -          -       600          1       4,421           -             -
Issuance of common stock at $8.00 per share
   for $10,120 in cash and 200,000 shares
   of Leitch common stock valued at $3.1
   million, net of issuance costs of $100           -          -     1,286          1      13,221           -             -
Exercise of options to purchase common stock
   for cash                                         -          -        20          -          12           -             -
Exercise of options to purchase common stock
   in exchange for shareholder notes                -          -       190          -         114        (114)            -
Issuance of stock options to consultants
   for services                                     -          -         -          -       2,202           -             -
Deferred compensation related to employee
   stock options                                    -          -         -          -       2,062           -             -
Amortization of deferred compensation               -          -         -          -           -           -             -
Comprehensive loss:
Net loss for the year ended December 31,
   2000                                             -          -         -          -           -           -             -
Unrealized gain on marketable securities            -          -         -          -           -           -           228
Net comprehensive loss                              -          -         -          -           -           -             -
============================================  --------- ---------- -------- ---------- ----------- ------------ -------------
Balance at December 31, 2000                        -    $     -     8,184   $      8   $  32,295   $    (114)    $     228
============================================  ========= ========== ======== ========== =========== ============ =============

                                   See accompanying notes to the consolidated financial statements.

                        Path 1 Network Technologies Inc.

            Consolidated Statements of Stockholders' Equity Continued

              (in thousands, US dollars, except for per share data)
                 For the years ended December 31, 2001 and 2000





                                                                                          Total
                                                   Deferred         Accumulated        Stockholders
                                                 Compensation         Deficit             Equity
                                               -----------------  -----------------  -----------------
Balance at December 31, 1999                     $     (3,161)      $     (6,678)       $     430
============================================
Issuance of common stock at $8.00 per share
   for cash, net of issuance costs of $379                  -                  -            4,422
Issuance of common stock at $8.00 per share
   for $10,120 in cash and 200,000 shares
   of Leitch common stock valued at $3.1
   million, net of issuance costs of $100                   -                  -           13,222
Exercise of options to purchase common stock
   for cash                                                 -                  -               12
Exercise of options to purchase common stock
   in exchange for shareholder notes                        -                  -                -
Issuance of stock options to consultants
   for services                                             -                  -            2,202
Deferred compensation related to employee
   stock options                                       (2,062)                 -                -
Amortization of deferred compensation                   2,218                  -            2,218
Comprehensive loss:
Net loss for the year ended December 31,
   2000                                                     -            (13,120)         (13,120)
Unrealized gain on marketable securities                    -                  -              228
Net comprehensive loss                                      -                  -          (12,892)
============================================  -----------------  -----------------  -----------------
Balance at December 31, 2000                    $      (3,005)     $     (19,798)       $   9,614
============================================  =================  =================  =================

                                   See accompanying notes to the consolidated financial statements.


                        Path 1 Network Technologies Inc.

                 Consolidated Statements of Stockholders' Equity

              (in thousands, US dollars, except for per share data)
                 For the years ended December 31, 2001 and 2000


                                             Series A Convertible    Common Stock                     Notes      Accumulated
                                              Preferred Stock           Class A        Additional   Receivable  Comprehensive
                                             --------------------- -------------------   Paid-in      from         Income
                                               Shares     Amount    Shares    Amount     Capital   Stockholders    (Loss)
                                             ---------- ---------- -------- ---------- ----------- ------------ -------------
Exercise of options to purchase common stock
   for cash                                                             50                     65
Repayment of Stockholder loans                                                                            171
Exercise of options to purchase common stock
   in exchange for stockholder notes                                    66                    143        (143)
Issuance of stock options to consultants
   for services                                                          -                   (774)
Deferred compensation related to employee
   stock options                                                                           (5,235)
Amortization of deferred compensation                                                           -
Modification of employee stock options                                                        169
Issuance of warrants to consultants                                                           138
Comprehensive loss:
Net loss for the year ended December 31,
   2001
Unrealized loss on marketable securities                                                                               (844)
Net comprehensive loss
============================================= ---------- ---------- -------- ---------- ----------- ------------ -------------
     Balance at December 31, 2001                                     8,300    $    8    $ 26,801     $   (86)      $  (616)
                                              ========== ========== ======== ========== =========== ============ =============

                                   See accompanying notes to the consolidated financial statements.


                        Path 1 Network Technologies Inc.

            Consolidated Statements of Stockholders' Equity Continued

              (in thousands, US dollars, except for per share data)
                 For the years ended December 31, 2001 and 2000


                                                                                          Total
                                                   Deferred         Accumulated        Stockholders
                                                 Compensation         Deficit             Equity
                                               -----------------  -----------------  -----------------
Exercise of options to purchase common stock
   for cash                                                                                    65
Repayment of Stockholder loans                                                                171
Exercise of options to purchase common stock
   in exchange for stockholder notes                                                            -
Issuance of stock options to consultants
   for services                                                                              (774)
Deferred compensation related to employee
   stock options                                        5,235                                   -
Amortization of deferred compensation                  (2,506)                             (2,506)
Modification of employee stock options                                                        169
Issuance of warrants to consultants                                                           138
Comprehensive loss:
Net loss for the year ended December 31,
   2001                                                                   (4,684)          (4,684)
Unrealized loss on marketable securities                                                     (844)
Net comprehensive loss                                                                     (5,528)
============================================  -----------------  -----------------  -----------------
     Balance at December 31, 2001                $       (276)     $     (24,482)     $     1,349
                                              =================  =================  =================

                                   See accompanying notes to the consolidated financial statements.



                        Path 1 Network Technologies Inc.

                      Consolidated Statements of Cash Flows
              (in thousands, US dollars, except for per share data)


                                                                          Years ended December 31,

                                                                           2001             2000
                                                                      ---------------------------------
Cash flows from operating activities:
   Loss from continuing operations                                         $  (2,855)      $  (13,120)
   Adjustments to reconcile net loss from continuing operations to net cash used in operating activities:
      Depreciation and amortization                                              809              143
      Amortization of deferred compensation                                   (3,111)           2,218
      Common stock issued for services                                             -            2,202
      Warrants issued for recruiting services                                    138                -
      Restructuring charge                                                       221
      Loss on investment                                                           5              101
   Changes in assets and liabilities:
      Accounts Receivable                                                       (252)
      Other current assets                                                      (178)             (91)
      Other assets                                                               168             (172)
      Accounts payable and accrued liabilities                                  (861)           1,893
      Accrued compensation and benefits                                          310              191
      Deferred revenue                                                          (324)             324
                                                                      ---------------------------------
             Cash used in operating activities                                (5,930)          (6,311)
Cash flows from investing activities:
   Purchase of marketable securities                                               -         (209,668)
   Sale of marketable securities                                               2,917          208,679
   Purchase of Metar ADC assets                                               (1,099)
   Purchases of property and equipment                                          (250)            (543)
                                                                      ---------------------------------
             Cash provided by (used in) investing activities                   1,568           (1,532)
Cash flows from financing activities:
   Issuance of common stock for options exercised, net                            65               12
   Cash from extinguishment of stockholder notes                                 171                -
   Issuance of common stock for cash, net                                          -           14,548
                                                                      ---------------------------------
             Cash provided by financing activities                               236           14,560

Cash flows used in discontinued operations                                    (1,864)               -

Increase (decrease) in cash and cash equivalents                              (5,990)           6,717

Cash and cash equivalents, beginning of period                                 7,171              454
                                                                      ---------------------------------
Cash and cash equivalents, end of period                               $       1,181   $        7,171
                                                                      =================================
Supplemental cash flow disclosures:
   Issuance of common stock for marketable securities                  $           -   $        3,096
                                                                      =================================
   Unrealized gain/(loss) in marketable securities                     $        (844)  $          228
                                                                      =================================
   Exercise of stock options for stockholder notes                     $         143   $          114
                                                                      =================================


                                   See accompanying notes to the consolidated financial statements.


1.   Organization and Summary of Significant Accounting Policies


Organization and Business Activity

Path 1 Network Technologies Inc. (the Company) was incorporated in Delaware on January 30, 1998 under the name Millennium Network Technologies, Inc. On March 16, 1998, the Company changed its name to Path 1 Network Technologies Inc.

The Company is engaged in the development of proprietary, internet protocol ("IP") and Ethernet-based network technology which will manage and alleviate network traffic congestion, enabling simultaneous, real-time data, telephone and video transmissions over an IP/Ethernet network with improved quality of service. During 2001, the Company emerged from the development stage.

Principles of Consolidation

The  Company's   consolidated  financial  statements  include  its  wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated.

Basis of Presentation

In the period from January 30, 1998 (inception) through December 31, 2001, the Company incurred losses totaling US$24.5 million. The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. This basis of accounting contemplates the recovery of the Company's assets and the satisfaction of its liabilities in the normal course of conducting business. Management does not believe that the Company's existing capital resources will enable the Company to fund operations for the next twelve months. Management's plans are to reduce costs in all areas of its operating plan until sufficient capital is raised to support growth and more substantial orders materialize; however, even with its cost reduction plan, the Company needs to raise additional funding to continue as a going concern. In the event the Company does not receive additional funding, the Company plans to: 1)
further reduce costs and focus on selling existing products and services; 2) sell the Company's assets through a merger or acquisition; or, 3) seek protection under bankruptcy. Without additional financing, the Company will be required to further delay, reduce the scope of, or eliminate one or more of its research and development projects and significantly reduce its expenditures on product deployment, and may not be able to continue as a going concern.

Management Estimates and Assumptions

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

Cash and cash equivalents consist of cash, money market funds, and other highly liquid investments with maturities of three months or less when purchased. The carrying value of these instruments approximates fair value. The Company generally invests its excess cash in debt instruments of the U.S. Treasury, government agencies and corporations with strong credit ratings. Such investments are made in accordance with the Company's investment policy, which establishes guidelines relative to diversification and maturities designed to maintain safety and liquidity. These guidelines are periodically reviewed and modified to take advantage of trends in yields and interest rates.

Marketable Securities

The Company determines the appropriate classification of marketable securities at the time of purchase and reevaluates such designation as of each balance sheet date. Available-for-sale securities are stated at fair value as determined by the most recently traded price of each security at the balance sheet date. The net unrealized gains or losses on available-for-sale securities are reported as a component of comprehensive income. The specific identification method is used to compute the realized gains and losses on debt and equity securities.

Fair Value of Financial Instruments

The carrying value of cash, cash equivalents, marketable investments, inventory, accounts payable, and accrued liabilities approximates their fair value.

Property and Equipment

Property and equipment is stated at cost and depreciated over the estimated useful lives of the assets, ranging from two to five years, using the straight-line method.

Long Lived Assets

In accordance with Statement of Financial Accounting standard No. 121, the Company reviews the carrying value on long-lived assets for evidence of impairment through comparison of undiscounted cash flows generated from those assets to the related carrying amounts of the assets. During the year ended
December 31, 2001, the company recorded an impairment charge of US$689,000 related to the acquired technology in the Metar acquisition which is included in the caption "Loss from discontinued operations" in the statement of operations.


Income Taxes

Deferred income taxes result primarily from temporary differences between financial and tax reporting. Deferred tax assets and liabilities are determined based on the difference between the financial statement bases and the tax bases of assets and liabilities using enacted tax rates. A valuation allowance is established to reduce a deferred tax asset to the amount that is expected more likely than not to be realized.


Revenue Recognition

Revenue from platform and prototype (hardware and software) product sales is recorded upon shipment, or when delivery requirements and risk of loss passes to the customer, if later. Revenue from services is recorded when earned and no significant acceptance criteria exist. Revenue on engineering design contracts, including technology development agreements, is recognized using the percentage-of-completion method, based on costs incurred to date compared with total estimated costs, subject to acceptance criteria. Billings on uncompleted contracts in excess of incurred cost and accrued profits are classified as deferred revenue. License fees are recognized when delivery requirements have been met, collection is probable and no further obligations exist. Royalty revenue is recorded as earned in accordance with the specific terms of each license agreement when reasonable estimates of such amounts can be made.

Research and Development Expenses

Research and development expenditures are charged to expense as incurred. The Company expenses amounts paid to obtain patents or acquire licenses, as the ultimate recoverability of the amounts paid is uncertain.


Advertising Expense

Advertising expenditures are charged to expense as incurred. The Company expensed US$43,000 and US$219,000 for the years ended December 31, 2001 and 2000, respectively.

Stock Based Compensation

The Company  accounts for  stock-based  compensation  arrangements in accordance with the provisions of Accounting Principles Board Opinion ("APB") 25, Accounting for Stock Issued to Employees, Statement of Financial Accounting Standards (SFAS), Interpretation No. 28, Accounting for Stock Appreciation Rights and Other Variable Stock Option or Award Plans, and SFAS Interpretation No 38, Determining the Measurement Date for Stock Option, Purchase, and Award Plans involving Junior Stock. The Company also complies with the disclosure provisions of SFAS No. 123, Accounting for Stock-Based Compensation.

In March 2000, the Financial Accounting Standards Board, (FASB), released FASB Interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation, and interpretation of APB Opinion No. 25," (FIN 44) which provides clarification of APB 25 for certain issues such as the determination of who is an employee, the criteria for determining whether a plan qualifies as a non-compensatory plan, the accounting consequence of various modifications to the terms of a previously fixed stock option or award, and the accounting for an exchange of stock compensation awards in a business combination. We believe that our practices are in conformity with this guidance and therefore FIN 44 had no impact on our financial statements.

The Company accounts for equity instruments issued to non-employees using the fair value method in accordance with the provisions of SFAS No. 123 and Emerging Issues Task Issue No. 96-18, Accounting for Equity Instruments that are Issued to Other than Employees for Acquiring, or in Conjunction with Selling, Goods or Services.

Equity instruments issued to non-employees that are fully vested and non-forfeitable are measured at fair value at the issuance date and expensed in the period over which the benefit is expected to be received. Equity instruments issued to non-employees which are either unvested or forfeitable, for which counter-party performance is required for the equity instrument to be earned, are measured initially at the fair value and subsequently adjusted for changes in fair value until the earlier of: 1) the date at which a commitment for performance by the counter-party to earn the equity instrument is reached; or,
2) the date on which the counter-party's performance is complete.

Net Loss per Share

Basic and diluted net loss per share has been computed in accordance with SFAS No. 128, Earnings Per Share, using the weighted-average number of shares of common stock outstanding during the period including any dilutive common stock equivalents. Common stock equivalents for the twelve months ended December 31, 2001 and 2000 consisting of options outstanding to purchase approximately 4,275,000 and 3,355,000 shares of common stock, respectively, were not included in the calculation of diluted earnings per share because of the anti-dilutive effect.

Pursuant to Securities and Exchange Commission Staff Accounting Bulletin No. 98, common shares, if any, issued in each of the periods presented for nominal consideration would be included in the per share calculations as if they were outstanding for all periods presented. No such shares have been issued.

New Accounting Standards

In June 2001, FASB issued SFAS No. 141, "Business Combinations" and No. 142, "Goodwill and Other Intangible Assets." Under the new rules, goodwill and indefinite lived intangible assets are no longer amortized but are reviewed annually for impairment. Separable intangible assets that are not deemed to have an indefinite life will continue to be amortized over their useful lives. The amortization provisions of SFAS No. 142 apply to goodwill and intangible assets acquired after June 30, 2001. Management re-evaluated its investment in acquired technology and wrote-down the value at December 31, 2001 to US$686,000.

In October 2000, FASB issued Statement of Financial Accounting Standards No. 144 (FAS 144), Accounting for the Impairment or Disposal of Long-Lived Assets. FAS 144 establishes a single model to account for impairment of assets to be held or disposed, incorporating guidelines for accounting and disclosure of discontinued operations. FAS 144 is effective for fiscal years beginning after December 15, 2001 and, generally, its provisions are to be applied prospectively. Management believes the impact on the financial statements of the Company will be immaterial.

Reclassifications

Certain reclassifications have been made to prior period financial statements to conform to current year presentation.

2. Metar Acquisition

In October 2000, the Company agreed to purchase the assets of Metar ADC, a Bucharest, Romania-based integrated circuit design company from Metar SRL. In February 2001, the Company concluded the purchase of assets of Metar ADC. Under the terms of the purchase agreement, the Company is to pay US$2 million in cash for the assets of Metar ADC. The first US$1 million was paid in February 2001. The second US$1 million is payable over a three-year period on the anniversary date of technology acceptance as follows: US$150,000 in year one, US$250,000 in year two and US$600,000 in year three. In October 2001, the Company paid the scheduled payment of US$150,000. As of December 31, 2001, the Company had accrued the present value of the future payments of US$686,000 as acquisition payable. See Note 13 relating to subsequent discontinuation of this operation.

3. Restructuring Charges

During the year ended December 31, 2001, the Company recorded restructuring charges totaling US$221,000, primarily due to severance costs related to a workforce reduction and subsidy costs related to subletting certain excess office space. The Company implemented the restructuring plan as a result of the completion of a certain third party funded development project and as a prudent cash flow measure in order to improve its overhead cost structure.

The workforce reduction resulted in the involuntary termination of six employees, of which four were from the Company's engineering research and development staff and two were from the Company's management and administrative staff. The total charge recognized by the Company for the involuntary termination was approximately US$93,000, of which approximately US$81,000 had been paid prior to the end of the year.

In conjunction with the workforce reduction, the Company reduced its operating overhead by consolidating its office space. The Company has sublet most of the vacated office space on a month-to-month basis at rates lower than its cost and is currently seeking to sublet the remaining vacated office space. The Company is doubtful that it will be able to sublet the space for the remaining term of the lease or sublet the remaining unoccupied space, accordingly it has accrued the cost to exit the leases. The total amount accrued as of December 31, 2001 is approximately US$83,000.

4.   Composition of Certain Balance Sheet Captions

                                                                 December 31,
                                                         2001                    2000
                                                 ---------------------  -----------------------
                                                          (in thousands, US dollars)
Other current assets:
    Prepaid expenses and other                           $133                    $107
    Receivable from escrow                                152                       -
                                                 ---------------------  -----------------------
                                                         $285                    $107
                                                 =====================  =======================

                                                                 December 31,
                                                         2001                    2000
                                                 ---------------------  -----------------------
                                                          (in thousands, US dollars)
Property and equipment:
    Computer equipment                                   $374                    $441
    Test equipment                                        357                     146
    Furniture and fixtures                                 57                      46
                                                 ---------------------  -----------------------
                                                          788                     633
    Less accumulated depreciation                        (423)                   (174)
                                                 ---------------------  -----------------------
                                                         $365                    $459
                                                 =====================  =======================

                                                                 December 31,
                                                         2001                    2000
                                                 ---------------------  -----------------------
                                                          (in thousands, US dollars)
Accounts payable and other accrued liabilities:
    Accounts payable                                     $122                    $564
    Reserve for litigation                                446                   1,400
    Other                                                 330                     211
                                                 ---------------------  -----------------------
                                                         $898                  $2,175
                                                 =====================  =======================

Depreciation expense from continuing operations for the Company's property and equipment total US$250,000 and US$143,000 for the years ended December 31, 2001 and 2000, respectively.


5.   Marketable Securities

Marketable securities available for sale consist primarily of corporate stock and corporate debt securities. The costs and estimated fair market value as of December 31, 2001 are as follows (in thousands, US dollars):

2001                                                               Gross            Gross         Estimated
----
                                           Amortized            Unrealized       Unrealized          Fair
                                              Cost                 Gains           Losses           Value
                                   -----------------------------------------------------------------------------
Short-term investments available for sale:
Equity securities                                       1,168                               616             552
                                   -----------------------------------------------------------------------------
                                                    $   1,168            $   0          $   616         $   552
                                   =============================================================================

As of December 31, 2001, the Company had investments in equity securities and corporate debt securities of approximately US$552,000 available for sale. The
Company uses the specific identification method in determining cost on these investments. For the year ended December 31, 2001 the Company had gross realized gains and losses from the sale of securities of US$696,000 and US$19,000, respectively. For the year ended December 31, 2000 the Company had no gross realized gains or losses from the sale of securities. In January 2002, the Company sold its equity securities for a net loss of US$586,000.



2000                                                                Gross             Gross            Estimated
----
                                               Amortized          Unrealized        Unrealized            Fair
                                                 Cost               Gains             Losses             Value
                                         ------------------------------------------------------------------------------
Cash                                                       490               -                -             490
Commercial paper                                         6,646              11                -           6,657
Money market fund                                           24               -                -              24
                                         ------------------------------------------------------------------------------
                                                        $7,160             $11               $0          $7,171
                                         ==============================================================================


                                                                    Gross              Gross            Estimated
                                               Amortized          Unrealized        Unrealized            Fair
                                                 Cost               Gains             Losses              Value
                                         ------------------------------------------------------------------------------
Short-term investments available for sale:
Corporate debt securities                                  996               -                -                996
Equity securities                                        3,100             217                -              3,317
                                         ------------------------------------------------------------------------------
                                                        $4,096            $217                -             $4,313
                                         ==============================================================================


6.   Commitments

The Company leases its office facilities and certain office equipment under operating lease agreements that expire at various times through June 2003. The leases are payable in monthly installments of approximately US$15,000, subject to annual rate increases. Rent expense totaled US$288,000 for the year ended December 31, 2001 and US$124,000 for the year ended December 31.

Annual future minimum lease obligations for operating leases as of December 31, 2001 are as follows (in thousands, US dollars):

                  Year Ended December 31,                    Amount
                                                         ----------------
                  2002                                           79
                  2003                                            4
                                                         ----------------
                                                                $83
                                                         ================


7.   Stockholders' Equity

On April 13, 1999, the Company amended its Certificate of Incorporation to authorize 10,000,000 shares of Class B Common Stock with a par value of US$0.001 per share, and reclassify the Company's existing common stock as Class A Common Stock.

In October 2001, the Company effected its "option revision program" pursuant to which all outstanding options to purchase Class B Common Stock were surrendered at the election of the holders in exchange for new options to purchase shares of Class A Common Stock under the 2000 Stock Option/Stock Issuance Plan which new options have identical material provisions (e.g. exercise price and vesting schedule) to the surrendered Class B Common Stock options.

Convertible Preferred Stock

On December 7, 1999, Jyra Research, Inc. converted ten shares of the Company's Series A Preferred Stock, which was authorized on March 15, 1998 by the Company's Board of Directors, into 277,018 shares of the Company's Class A Common Stock. In April 2000, the Company amended its Certificate of Incorporation to eliminate all reference to the Preferred Stock. As of December 31, 2000 and December 31, 2001 there were no authorized shares of preferred stock.

Private Placement Offerings

In April 1999, the Company completed a private placement offering under which it sold 419,500 shares of common stock at US$4.00 per share to accredited investors, resulting in net cash proceeds totaling approximately US$1.6 million. In connection with the offering, the Company granted options for the purchase of 20,975 shares of Class A common stock with an exercise price of US$4.00 per share through May 2009, to brokers as payment for finders fees and incurred other offering related expenses of US$82,000.

In December 1999, the Company completed a private placement offering under which it sold 126,800 shares of common stock at US$8.00 per share to accredited investors, resulting in net cash proceeds totaling approximately US$962,000. These shares were purchased in an arms length transaction by private and institutional investors, none of whom had a significant beneficial interest before the placement. Further, none of these investors are affiliates of the Company. These shares were also subject to resale restrictions for one year as they were purchased in a private transaction. The cash proceeds of US$8.00 per share were the highest price the Company was able to negotiate and still attract the funds. The resulting discount in price from the average price of OTC-Bulletin Board transactions for the period represents the associated discount for the resale restriction and the block of stock being offered. In connection with the offering, the Company granted options to purchase of 6,250 shares of Class A common stock with an exercise price of US$8.00 per share through December 2006, to brokers as payment for finders fees and incurred other offering related expenses of US$52,000.

Between January 1, 2000 and May 31, 2000, the Company sold 600,000 shares of Class A Common Stock at US$8.00 per share to accredited investors pursuant to a private placement offering that commenced in 1999, resulting in net cash proceeds totaling approximately US$4.4 million. In connection with the offering, the Company granted options to purchase 30,000 shares of Class A Common Stock at an exercise price of US$8.00 per share through February 2007 as payment for finder's fees, and incurred other offering expenses of US$379,000.

In November 2001, the Company entered into a private equity financing agreement with R&S Invest/Meeuwi de Kraker for the purchase of 700,000 shares of Class A Common Stock for US$5.00 per share. For each share purchased, the Company agreed to also issue this investor a warrant to purchase one share of Class A Common Stock for US$5.00 per share, exercisable over two years. Payments to us under the terms of the financing agreement were scheduled in five (5) equal monthly installments of US$500,000 (with the first installment due and payable on November 26, 2001) with a final US$1 million payment due on April 15, 2002. The payment obligation was evidenced by a promissory note, with the Class A Common Stock and warrants to serve as collateral for the promissory note upon their issuance to the investor. Notwithstanding the above, no shares of Class A Common Stock, or warrants to purchase such shares, have been issued to this investor because the investor has failed to honor the terms of the promissory note and has failed to remit any of the payments due to the Company. The Company is currently in a payment dispute with this investor.

Warrants

In September 2001, the Company granted warrants to purchase 27,000 shares of Class A Common Stock at a strike price of $US3.91 per share to an executive placement agency for fees relating to the procurement of our president and CEO, Frederick A. Cary. In connection with the issuance of the warrants, the Company recorded general and administrative expenses of US$138,000 based on the fair value of the warrants as determined by the Black-Scholes pricing model.

1999 Stock Option/Stock Issuance Plan

On August 3, 1999, the Company adopted the 1999 Stock Option/Stock Issuance Plan (the "1999 Plan") that provides for the grant of incentive and non-statutory stock options for the purchase of Class B Common Stock to employees, directors or consultants of the Company. The 1999 Plan, as amended, authorizes the Company to issue up to 3,500,000 shares of Class B common stock. The 1999 Plan provides that incentive stock options will be granted at no less than the fair value of the Company's Class B common stock as determined by the Board of Directors at the date of the grant. The options generally vest and become exercisable either immediately or over one to four years. Generally, any unvested shares underlying unexercised options will be canceled in the event of termination of employment or engagement. Options expire no more than ten years after the date of grant, or earlier if the employment terminates or as determined by the Board of Directors.

In October 2001, the Company effected its "option exchange program" pursuant to which all outstanding options to purchase Class B Common Stock were surrendered at the election of the holders in exchange for new options to purchase shares of Class A Common Stock under the 2000 Stock Option/Stock Issuance Plan, thus effectively eliminating the 1999 Stock Option/Stock Issuance Plan.

2000 Stock Option/Stock Issuance Plan

Prior to the adoption of the 1999 Plan and outside of any existing stock option plan, the Company granted non-statutory stock options for the purchase of Class A Common Stock to employees, directors or consultants of the Company. On August 21, 2000, the Company adopted the 2000 Stock Option/Stock Issuance Plan (the "2000 Plan") that provides for the grant of incentive and non-statutory stock options for the purchase of Class A Common Stock to employees, directors or consultants of the Company. The 2000 Plan, as approved by the Board, authorizes the Company to issue up to 4,260,000 shares of Class A Common Stock (now known as "Common Stock"). The options generally vest and become exercisable either immediately or over one to four years. Options expire no more than ten years after the date of grant, or earlier if the employment terminates or as determined by the Board of Directors.

The following table summarizes all options outstanding and exercisable as of December 31, 2001 (in thousands, US dollars, except year and per share data):

                                  Weighted
                                  average        Weighted                        Weighted
                                 remaining       average                          average
  Exercise       Number         contractual      exercise       Options         exercise of
    price      outstanding      life (years)      price       exercisable       exercisable
----------------------------------------------------------------------------------------------
    $0.60                561        3.58               $0.60            534        $0.60
    $2.00                267        5.06               $2.00            175        $2.00
    $2.50                  6        3.75               $2.50              5        $2.50
    $3.91                650        6.75               $3.91             41        $3.91
    $4.00                  1        4.33               $4.00              1        $4.00
    $4.35              2,385        5.45               $4.35          1,418        $4.35
    $5.48                200        6.92               $5.48              4        $5.48
    $6.09                 60        6.92               $6.09              1        $6.09
    $8.00                 46        5.32               $8.00             29        $8.00
   $10.00                 99        5.89              $10.00             83       $10.00
----------------------------------------------------------------------------------------------
                       4,275        5.47               $3.89          2,291        $3.54
==============================================================================================


The following stock option activity includes the 1999 Plan and 2000 Plan as well as 626,074 options issued outside of the Plans. All stock option transactions are summarized as follows (in thousands, US dollars, except per share data):

                                      Class A   Weighted   Class B   Weighted
                                       Stock    Average     Stock    Average
                                      Option    Exercise   Option   Exercise
                                      Shares     Price     Shares     Price
                                    --------------------------------------------
Balance at December 31, 1999           891       0.75        326       2.51

Granted                                 51       8.00      2,546       4.35
Exercised                             (210)      0.60          -          -
Cancelled                                -          -       (249)      4.35
                                    --------------------------------------------
Balance at December 31, 2000           732       1.25      2,623       4.12

Granted                                910       3.91        661       4.35
Exercised                             (106)      0.60        (10)      4.33
Cancelled                              (22)      0.60       (513)      4.35
Converted to A shares                2,761       4.35     (2,761)      4.35
                                    --------------------------------------------
Balance at December 31, 2001         4,275      $3.89          -      $   -
                                    ============================================
Exercisable at December 31, 2001     2,291      $3.54          -      $   -
                                    ============================================


Stock Based Compensation

During the twelve months ended December 31, 2001, the Company granted approximately 1,571,000 stock options to employees and consultants with vesting periods ranging from immediate to four years. The options were for the purchase of 661,000 shares of Class B Common Stock at an exercise price of US$4.35 and 910,000 shares of Class A Common Stock granted with an exercise price equal to the fair value at the date of grant. In October 2001, all options to purchase shares of Class B Common Stock were exchanged for options to purchase the corresponding amount of shares of Class A Common Stock. The conversion of the Class B common stock options to Class A common stock options caused the final measurement date for all Class B options issued to employees and all Class B vested options issued to consultants. During the year ended December 31, 2001, the Company recaptured previously recorded stock-based compensation expense of approximately US$3.1 million related to the final measurement of Class B options and previously recorded deferred compensation associated with Class A options outstanding to employees and consultants.

The Company has adopted the disclosure-only provision of SFAS No. 123, Accounting for Stock Based Compensation. Accordingly, no compensation expense has been recognized for the stock options issued to employees or directors in accordance with SFAS No. 123. If compensation expense had been determined consistent with SFAS No. 123, as compared to the intrinsic method in accordance with APB 25, the Company's net loss would have been changed to the following pro forma amounts (in thousands, US dollars except per share data):

                                                          2001         2000
                                                      --------------------------
Income (loss) from continuing operations, as reported  $   (2,855)   $  (13,120)
Pro forma loss from continuing operations                  (4,481)      (16,907)

Diluted income (loss ) from continuing operations per share,
as reported                                            $    (0.35)   $    (1.78)

Pro forma diluted loss from continuing operations per share (0.55)        (2.29)

The effects are not likely to be representative of the effects on pro forma net income or loss in future years.

The fair value of options granted in 2001 and 2000 are estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions: expected life of three to four years; expected dividend yield of zero percent; expected volatility of 86.1 percent and 100 percent for 2001 and 2000 respectively; and risk-free interest rate of six percent for 2001 and 2000.


Common Shares Reserved for Future Issuance

At December 31, 2001, common shares reserved for future issuance under the 2000 Plan and non-Plan outstanding stock options consist of the following (in thousands):

                                                      2001           2000
                                               -------------------------------
Stock options issued and outstanding                  4,275          3,355
Shares reserved for future issuance                     600          1,157
Common stock warrants                                    27              -
                                               -------------------------------
                                               -------------------------------
Total reserved                                        4,902          4,512
                                               ===============================

8.   Income Taxes

Significant components of the Company's deferred tax assets within continuing operations are shown below. A valuation allowance of approximately US$9,348,000 has been recognized at December 31, 2001 to offset the deferred tax assets as realization of such assets is uncertain (in thousands, US dollars):

                                                          2001           2000
                                                    ----------------------------
Deferred Tax Assets:
      Net operating loss carryforwards                    $7,922         $5,360
      Research and development credits carryforwards         953            591
      Deferred compensation                                  393          1,889
      Other, net                                              80             43
                                                    ----------------------------
Total Deferred tax assets                                  9,348          7,883
Valuation allowance                                       (9,348)        (7,883)
                                                    ----------------------------
Net deferred tax assets                                   $    -         $    -
                                                    ============================


At December 31, 2001, the Company has federal and California net operating loss carryforwards of approximately US$19,000,000 and US$16,500,000, respectively. The federal and California tax loss carryforwards will begin expiring in 2019 and 2007, respectively, unless previously utilized. The Company also had federal and California research tax credit carryforwards of approximately US$645,000 and US$465,000, respectively, which will begin to expire in 2019 unless previously utilized.

Pursuant to Internal Revenue Code Sections 382 and 383, the annual use of the Company's net operating loss carryforwards may be limited in the event of a cumulative change in ownership of more than 50%, which occurs within a three year period.


9.   Legal Proceedings

On September 20, 1999, the Company filed a complaint against certain stockholders and their affiliates for breach of oral contract, professional negligence, breach of fiduciary duty, constructive trust, breach of the covenant of good faith and fair dealing and unfair business practice, primarily in connection with the allocation of founders stock of the Company. On November 29, 1999, Franklin Felber, a former officer and director of the Company, who was a defendant in the September 20, 1999 complaint, filed a cross-complaint against the Company, certain of the Company's directors and Jyra Research, Inc. alleging fraud, breach of fiduciary duty, breach of the covenant of good faith and fair dealing, and misrepresentation in connection with the exercise by Jyra's assignees of Jyra's arrangement to purchase from him for US$4.00 per share, 30,000 shares of our Class A Common Stock in February 1999 and 225,640 shares of the Company's Class A Common Stock in July 1999. In April 2000, this complaint and all counterclaims arising out of it were settled as to all parties other than Mr. Felber. Other than with respect to Mr. Felber, the parties released the original complaint and all counterclaims against each other and certain directors of Path 1.

Under a Settlement Agreement and Mutual Release dated January 4, 2001, the Company settled the lawsuits and signed a mutual general release with Mr. Felber. Each party agreed that the settlement was not to be construed as an admission of any liability or wrongdoing by anyone. Pursuant to this Settlement Agreement and Mutual Release, the Company paid Mr. Felber US$300,000 and placed in escrow an additional US$200,000 as well as 400,000 shares of Common Stock. On January 10, 2002, Mr. Felber received from escrow 100,000 shares of Common Stock and US$55,000, since for the thirty (30) trading days immediately preceding January 10, 2002, the average closing price ("ACP") of the Company's Common Stock was between US$4.00 per share and US$5.99 per share. Approximately US$145,000 of the cash and 300,000 shares of Common Stock were returned to Path
1. The Company recorded a reserve for settlement costs of US$1.4 million at December 31, 2000 and reversed US$650,000 of the reserve at December 31, 2001 based on the finalization of the payments during 2002.

10. Employee Benefits

In November 2000, the Company adopted a voluntary deferred compensation plan under Section 401(k) of the Internal Revenue Code. Employees who are at least 21 years of age are eligible to participate in the plan. Under the terms of the plan, the Company matches thirty percent of the employee's contribution, up to six percent of their annual salary. Matching contributions made by the Company for the year ended December 31, 2001 and 2000 were approximately US$32,000 and US$2,000, respectively.

11. Segments

Reportable Operating Segments

The Company is a network communications technology company enabling simultaneous delivery of broadcast quality and interactive video transmissions and other real-time data streams over Internet Protocol (IP) Ethernet networks. For the purpose of applying Statement of Financial Accounting Standards (SFAS) No. 131, management determined that, subsequent to the discontinuance of the Silicon Systems business unit ("Sistolic") (see Note 13), it has one operating segment.

The Video Systems business unit is engaged in the development of system solutions that enable broadcast quality video over IP. Utilizing TrueCircuit(R) technology and other developed technologies and network traffic techniques, the group has been able to transport broadcast quality video over an IP network while significantly reducing the amount of latency and jitter associated with the high speed transmission of data. At December 31, 2001, the Video Systems business unit employs 15 engineers plus support and administrative personnel and operates primarily from our San Diego, California USA facility.

The Silicon Systems business unit ("Sistolic"), formerly known as Metar ADC, was engaged in the development and deployment of 1 Gigabit Media Access Controller
(MAC), 10 Gigabit MAC, Ethernet switches and related technology. By employing network traffic management techniques and the patented TrueCircuit(R) technology, the business unit was in the process of developing application specific integrated circuits (ASIC) solutions that foster the high-speed transmission of data over existing networks. At December 31, 2001, Sistolic consisted of two engineers in the Company's San Diego, California USA facility and 24 engineers plus support and administrative personnel in the Company's Romanian facility. This segment was discontinued in April 2002, see Note 13.


12. Summary of Quarterly Results of Operations (unaudited)



                    Fiscal Quarters (Year ended December 31)
              (In thousands, US Dollars, except for per share data)

                                                                1st            2nd             3rd            4th
------------------------------------------------------------------------------------------------------------------------
2001
Income (Loss) From Continuing Operations                    ($2,572)        $1,469             $138        ($1,890)
Income (Loss) From Discontinued Operations                     (983)          (607)            (373)           134
Net Income (Loss)                                            (3,555)           862             (235)        (1,756)

Basic and diluted loss per share:
Net loss per common share from continuing operations         ($0.31)         $0.18            $0.02         ($0.23)
Net loss per common share from discontinued operations         0.12          (0.07)           (0.05)         (0.02)

Basic and Diluted Income (Loss) Per Share                    ($0.43)         $0.11           ($0.03)        ($0.21)

Weighted Average Shares Used In Calculation                   8,191          8,157            8,227          8,245
------------------------------------------------------------------------------------------------------------------------
2000
Loss From Operations                                        ($2,935)       ($6,217)           ($361)       ($3,955)
Net Loss                                                     (2,966)        (6,140)            (186)        (3,828)

Basic and Diluted Loss Per Share                             ($0.47)        ($0.82)          ($0.02)        ($0.48)
Weighted Average Shares Used In Calculation                   6,325          7,513            7,932          7,985
------------------------------------------------------------------------------------------------------------------------


13. Subsequent Events (unaudited)

In January 2002, the Company entered into a common stock purchase agreement with DTKA Holdings Limited pursuant to which it may draw down on an equity line with DTKA Holdings and require it to purchase up to US$10 million of the Company's common stock over a period of twenty-four (24) months. However, the Company cannot draw down on any funds under this facility until it has filed a registration statement with the Securities and Exchange Commission registering enough shares to cover the shares of common stock to be issued pursuant to such draw down, and such registration statement has been declared effective.

In February 2002, the Company received stockholder approval to adopt an amendment to the Company's Certificate of Incorporation authorizing (i) an increase in the number of shares of Class A Common Stock from 20,000,000 shares to 40,000,000 shares, (ii) the reclassification of each share of Class A Common Stock as a share of "Common Stock", (iii) the elimination of the Class B Common Stock, and (iv) the creation of 10,000,000 shares of Preferred Stock. The Certificate of Incorporation authorizes the Company's Board of Directors, without further stockholder approval, to issue one or more series of preferred stock. Any such series of preferred stock could have rights, including voting rights, superior to that of the Company's common stock, and rights to elect directors as a class.

In February 2002, the stockholders also approved and adopted the Company's 2001 Employee Stock Purchase Plan (the "Plan"). The Plan was adopted by the Company's stockholders on February 26, 2002 and is effective as of that date. Shares issued pursuant to the Plan will qualify as shares issued pursuant to an "employee stock purchase plan". The Plan was adopted to provide employees of the Company with an opportunity to purchase shares (via payroll deduction) of the Company's common stock at a discount from market value through accumulated payroll deductions. Employees of the Company, employed on an offering commencement date, with certain exceptions, are eligible to participate in the Plan. Employees must complete and deliver a Subscription Agreement to participate. The purchase price per share for shares purchased under the Plan shall be an amount equal to eighty-five percent (85%) of the fair market value of a share of common stock. The amount of payroll deduction must be between 5% and 25% of base pay. No interest will accrue on payroll deduction funds. A maximum of 250,000 shares of common stock is available for issuance under the Plan.

In March 2002, the Company filed a complaint in San Diego County Superior Court against Meeuwi J. deKraker for breach of contract. In November 2001, the Company entered into a private equity financing agreement with R&S Invest/Meeuwi de Kraker. No shares of Class A Common Stock, or warrants to purchase such shares, have been issued to this investor because the investor has failed to honor the terms of the promissory note and has failed to remit any of the payments due.

Discontinued Operations

In March 2002, a large semiconductor company, with whom the Company entered into a non-exclusive licensing agreement and an engineering services agreement in December 2001 valued at approximately US$5.4 million, informed the Company that they were terminating their agreements. The Company is in a payment dispute with this customer and is reviewing its alternatives. As a result of this action, the Company decided to dispose of its Sistolic business unit. On April 1, 2002, the Company disposed of the assets of this business unit back to Metar SRL and Michael Florea by eliminating the remaining obligations by the Company to Metar SRL, including the payable of US$686,000, the return of all stock options granted to Michael Florea and the Romanian employees, a confirmation that performance criteria specified in Michael Florea's employment agreement related to a potential US$4 million bonus with the Company was never met by him and a limited use license to the Metar ADC intellectual property in favor of the Company. Michael Florea resigned on March 27, 2002, as an officer of the Company in anticipation of this transaction.

14. Unaudited Subsequent Events

In April 2002, the Company received subscriptions of approximately US$1.1 million in a private placement of convertible notes from existing European shareholders. As of May 31, 2002, the Company has received approximately US$1.0 million of the subscriptions. The minimum amount of private placement was US$500,000 and the maximum was US$1.5 million. The notes carry a 4% annual coupon, paid quarterly in cash or stock, at the Company's discretion, and a cashless warrant for one share for every share converted. The notes convert at a stock price of US$1.20 per share during the one-year conversion term. The Company has agreed to set aside 30% of its revenues, up to the amount of the convertible notes outstanding, in an escrow account until the notes are paid in full or converted to stock.


                                     PATH 1 NETWORK TECHNOLOGIES INC.

                                   CONDENSED CONSOLIDATED BALANCE SHEETS

                                  (in US$, thousands, except share data)

                                                                          March 31,        December 31,
                                                                             2002                2001
ASSETS                                                                    (unaudited)
Current assets:
     Cash and cash equivalents                                        $        448          $    1,181
     Marketable securities, available for sale                                   -                 552
     Accounts receivable                                                       261                 322
     Inventory                                                                 101                   -
     Other current assets                                                       58                 285
          Total current assets                                                 868               2,340

Property and equipment, net                                                    294                 365
Assets of discontinued operations                                              681                 702
Other assets                                                                     5                  11
Total assets                                                          $      1,848          $    3,418


LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
     Accounts payable and accrued liabilities                         $        339          $      898
     Accrued compensation and benefits                                         432                 469
     Liabilities of discontinued operations                                    686                 702
     Deferred revenue                                                           75                   -
          Total current liabilities                                          1,532               2,069

Commitments and contingencies

Stockholders' equity:

     Preferred stock, $0.001 par value; no shares issued or outstanding          -                   -
     Common stock, $0.001 par value; 20,000,000 shares authorized
              8,440,257 and 8,299,126 shares issued and outstanding
              at March 31, 2002 and December 31, 2001 respectively               8                   8

     Additional paid-in capital                                             27,410              26,801
     Notes receivable from stockholders                                          0                 (86)
     Deferred compensation                                                    (190)               (276)
     Accumulated other comprehensive (loss) income                               -                (616)
     Accumulated deficit                                                   (26,912)            (24,482)

          Total stockholders' equity
                                                                               316               1,349
                                                                      $      1,848          $    3,418


                             See accompanying notes to these condensed, consolidated financial statements.


                                      PATH 1 NETWORK TECHNOLOGIES INC.

                              CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                               (in US$, thousands, except per share amounts)
                                                (unaudited)

                                                                                     Three Months
                                                                                         Ended
                                                                                        March 31,
                                                                           ----------------------------------
                                                                                 2002               2001
                                                                           ----------------------------------

Revenues:                                                                      $      154         $        -

    Cost of goods sold                                                                123                  -
Gross profit                                                                           31                  -

Operating expenses:
    Engineering research and development                                              552                620
    Sales and marketing                                                               193                106
    General and administrative                                                        775                582
    Stock-based compensation                                                          100              1,313

           Total operating expenses                                                (1,620)            (2,621)

Interest income, net                                                                    -                 97
Loss on sale of securities                                                           (590)               (48)
Net loss from continuing operations                                               (2,179)             (2,572)

Loss from discontinued operations                                                   (251)               (983)
Net loss                                                                          (2,430)          $  (3,555)

Basic and diluted loss per share:
Net loss per common share from continuing operations                           $   (0.26)          $   (0.31)
Net loss per common share from discontinued operations                         $   (0.03)          $   (0.12)
                                                                               $   (0.29)          $   (0.43)

Weighted average common shares outstanding - basic and diluted                     8,406               8,191
    (*) The following table shows how the
        Company's stock-based compensation
        would be allocated to the respective
        department expense line items:
           Research and development                                            $      71           $     559
           Sales and marketing                                                        23                 212
           General and administrative                                                  6                 542

                                                                         $           100           $   1,313


                   See accompanying notes to these condensed, consolidated financial statements.




                                        PATH 1 NETWORK TECHNOLOGIES INC.
                                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                              (in US$, thousands)
                                                  (unaudited)
                                                                                    Three Months Ended
                                                                                         March 31
                                                                              ----------------------------------
                                                                                   2002                 2001
                                                                              ----------------------------------
Cash flows from operating activities:
    Net loss from continuing operations                                       $     (2,179)        $     (2,572)
    Adjustments to reconcile net loss to net cash
         used in operating activities:
       Depreciation and amortization                                                   108                  166
       Amortization of deferred compensation                                           100                1,313
       Common stock options issued for services                                          -                    7
       Loss on investment                                                              596                   48
    Changes in assets and liabilities:
       Accounts receivable                                                              61                    -
       Other current assets                                                            126                  244
       Other assets                                                                      -                   35
        Accounts payable and accrued liabilities                                       (14)                (643)
       Accrued compensation and benefits                                               (53)                 (47)
       Deferred revenue                                                                 75                  125
              Cash provided by (used in) operating activities                       (1,180)              (1,324)
Cash flows from investing activities:
    Sale of marketable securities                                                      578                1,370
    Purchase of Metar ADC Assets                                                         -               (1,000)
    Purchases of property and equipment                                                (90)                (148)
              Cash provided by (used in) investing activities                          488                  222
Cash flows from financing activities:
    Cash from repayment of stockholder notes                                            86                    -
    Issuance of common stock for cash, net                                              50                    5
              Cash provided by financing activities                                    136                    5

    Cash flows used in discontinued operations                                        (177)                (983)

Increase (decrease) in cash and cash equivalents                                      (733)              (2,080)

Cash and cash equivalents, beginning of period                                       1,181                7,171
Cash and cash equivalents, end of period                                          $    448           $    5,091


Supplemental cash flow disclosures:
    Issuance of common stock for marketable securities                            $      -           $        -

    Unrealized gain/(loss) in marketable securities                               $     (7)          $     (730)



 See accompanying notes to these condensed, consolidated financial statements.



NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 1 - Basis Of Presentation

The accompanying condensed consolidated balance sheet at March 31, 2002, and the condensed, consolidated statements of operations and cash flows for the three-month period ended March 31, 2002, have been prepared by Path 1 Network Technologies Inc. (the "Company") and have not been audited. The condensed consolidated balance sheet at December 31, 2001 has been audited. These quarterly financial statements, in the opinion of management, include all adjustments, consisting only of normal and recurring adjustments, necessary to state fairly the financial information set forth therein, in accordance with accounting principles generally accepted in the United States. These financial statements should be read in conjunction with the financial statements and notes thereto for the year ended December 31, 2001 included in the Company's Form 10-K filed April 15, 2002. The interim financial information contained in this filing is not necessarily indicative of the results to be expected for any other interim period or for the full year ending December 31, 2002.

In the period from January 30, 1998 (inception) through March 31, 2002, the Company incurred losses totaling US$26.9 million. The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. This basis of accounting contemplates the recovery of the Company's assets and the satisfaction of its liabilities in the normal course of conducting business. Management does not believe that the Company's existing capital resources will enable the Company to fund operations for the next twelve months. Management's plans are to reduce costs in all areas of its operating plan until sufficient capital is raised to support growth and more substantial orders materialize; however, even with its cost reduction plan, the Company needs to raise additional funding to continue as a going concern. In the event the Company does not receive additional funding, the Company plans to: 1)
further reduce costs and focus on selling existing products and services; 2) sell the Company's assets through a merger or acquisition; or 3) seek protection under bankruptcy status. Without additional financing, the Company will be required to further delay, reduce the scope of, or eliminate one or more of its research and development projects and significantly reduce its expenditures on product deployment, and may not be able to continue as a going concern.

Reclassifications

Certain reclassifications have been made to prior period financial statements to conform to current year presentation.

Recently Issued Accounting Standards

In June 2001, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 141, "Business Combinations" and No. 142, "Goodwill and Other Intangible Assets." Under the new rules, goodwill and indefinite lived intangible assets are no longer amortized but are reviewed annually for impairment. Separable intangible assets that are not deemed to have an indefinite life will continue to be amortized over their useful lives. The amortization provisions of SFAS No. 142 apply to goodwill and intangible assets acquired after June 30, 2001. As the Company did not have any goodwill, the adoption of FAS142 did not have a material impact on the Company's financial statements.

In October 2000, the FASB issued SFAS No. 144 (FAS 144), Accounting for the Impairment or Disposal of Long-Lived Assets. FAS 144 establishes a single model to account for impairment of assets to be held or disposed, incorporating guidelines for accounting and disclosure of discontinued operations. FAS 144 is effective for fiscal years beginning after December 15, 2001 and, generally, its provisions are to be applied prospectively. Management re-evaluated its investment in acquired technology (i.e. Sistolic) and recorded an impairment charge during the year ended December 31, 2001 of US$686,000. In April 2002, the Company sold its Sistolic business unit for a loss of approximately US$5,000 (see note 8).

Note 2 - Principles Of Consolidation

The  accompanying   condensed  consolidated  financial  statements  include  our accounts and those of Sistolic, our wholly owned subsidiary. The Company has eliminated all significant intercompany accounts and transactions.

Note 3 - Management Estimates And Assumptions

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

Note 4 - Revenue Recognition

Product Revenue

Revenue from product sales is recognized when title and risk of loss transfer to the customer, generally at the time the product is delivered to the customer. Revenue is deferred when customer acceptance is uncertain or when undelivered products or services are essential to the functionality of delivered products. The estimated cost of warranties is accrued at the time revenue is recognized.

Service and License Revenues

Revenue from support or maintenance contracts, including extended warranty programs, is recognized ratably over the contractual period. Amounts invoiced to customers in excess of revenue recognized on support or maintenance contracts are recorded as deferred revenue until the revenue recognition criteria are met. Revenue on engineering design contracts, including technology development agreements, is recognized on a percentage-of-completion method, based on costs incurred to date compared to total estimated costs, subject to acceptance criteria. Billings on uncompleted contracts in excess of incurred costs and accrued profits are classified as deferred revenue. License fees are recognized when delivery requirements have been met, collection is probable and no further obligations exist. Royalty revenue is recorded as earned in accordance with specific terms of each license agreement when reasonable estimates of such amounts can be made.

Note 5 - Restructuring Charges

During the year ended December 31, 2001, the Company recorded restructuring charges totaling US$221,000, primarily due to severance costs related to a workforce reduction and subsidy costs related to subletting certain excess office space. The Company implemented the restructuring plan as a result of the completion of a certain third party funded development project and as a prudent cash flow measure in order to improve its overhead cost structure.

The workforce reduction resulted in the involuntary termination of six employees, of which four were from the Company's engineering research and development staff and two were from the Company's management and administrative staff. The total charge recognized by the Company for the involuntary termination was approximately US$93,000, all of which had been paid as of March 31, 2002.

In conjunction with the workforce reduction, the Company reduced its operating overhead by consolidating its office space. The Company has sublet most of the vacated office space on a month-to-month basis at rates lower than its cost. The Company is doubtful that it will be able to sublet the space for the remaining term of the lease or sublet the remaining unoccupied space, accordingly it has accrued US$128,000 to exit the leases. The total amount accrued and unpaid as of March 31, 2002 is approximately US$38,000.

Note 6 - Net Income (Loss) Per Share

Basic and diluted net income or (loss) per share has been computed in accordance with Statement of Financial Accounting Standards (SFAS) No. 128, "Earnings Per Share," using the weighted-average number of shares of common stock outstanding during the period including any dilutive common stock equivalents. A portion of the common stock equivalents for the three months ended March 31, 2002 were excluded from the calculation of diluted earnings per share because of the anti-dilutive effect.

Note 7 - Reportable Operating Segments

The Company is a network communications technology company enabling simultaneous delivery of broadcast quality and interactive video transmissions and other real-time data streams over Internet Protocol (IP) Ethernet networks. For the purpose of applying Statement of Financial Accounting Standards (SFAS) No. 131, management determined that, subsequent to the discontinuance of the Silicon Systems business unit ("Sistolic") (see Note 8), it has one operating segment.

The Video Systems business unit is engaged in the development of system solutions that enable broadcast quality video over IP. Utilizing TrueCircuit(R) technology and other developed technologies and network traffic techniques, the group has been able to transport broadcast quality video over an IP network while significantly reducing the amount of latency and jitter associated with the high speed transmission of data. At December 31, 2001, the Video Systems business unit employs 15 engineers plus support and administrative personnel and operates primarily from our San Diego, California USA facility.

The Silicon Systems business unit ("Sistolic"), formerly known as Metar ADC, was engaged in the development and deployment of 1 Gigabit Media Access Controller
(MAC), 10 Gigabit MAC, Ethernet switches and related technology. By employing network traffic management techniques and the patented TrueCircuit(R) technology, the business unit was in the process of developing application specific integrated circuits (ASIC) solutions that foster the high-speed transmission of data over existing networks. At December 31, 2001, Sistolic consisted of two engineers in the Company's San Diego, California USA facility and 24 engineers plus support and administrative personnel in the Company's Romanian facility. This segment was discontinued in April 2002, see Note 8.


Note 8 - Discontinued Operations

In March 2002, a large semiconductor company, with whom the Company entered into a non-exclusive licensing agreement and an engineering services agreement in December 2001, informed the Company that it was terminating their agreements. The Company is in a payment dispute with this customer and is reviewing its alternatives. As a result of this action, the Company decided to dispose of its Sistolic business unit. On April 3, 2002, the Company disposed of the assets of this business unit back to Metar SRL in exchange for the elimination of the remaining obligations by the Company to Metar SRL, including the payable of US$686,000, the return of all stock options granted to Michael Florea and the Romanian employees, a confirmation that performance criteria specified in Michael Florea's employment agreement related to a potential US$4 million bonus with the Company were never met by him and a limited use license to the business unit's intellectual property in favor of the Company. Metar SLR will also receive 35,000 shares of our common stock. Michael Florea resigned on March 27, 2002, as an officer of the Company in anticipation of this transaction. The results of operations for the three-months ended March 31, 2002 and 2001 have been included in discontinued operations.

Note 9- Stock Options

The Company  accounts for  stock-based  compensation  arrangements in accordance with the provisions of Accounting Principles Board Opinion ("APB") 25, Accounting for Stock Issued to Employees, Statement of Financial Accounting Standards ("SFAS") No. 28, Accounting for Stock Appreciation Rights and Other Variable Stock Option or Award Plans, and SFAS No. 38, Determining the Measurement Date for Stock Option, Purchase, and Award Plans involving Junior Stock. The Company also complies with the disclosure provisions of SFAS No. 123, Accounting for Stock-Based Compensation.

The Company accounts for equity instruments issued to non-employees using the fair value method in accordance with the provisions of SFAS No. 123 and Emerging Issues Task Issue No. 96-18, Accounting for Equity Instruments that are Issued to Other than Employees for Acquiring, or in Conjunction with Selling, Goods or Services.

Equity instruments issued to non-employees that are fully vested and non-forfeitable are measured at fair value at the issuance date and expensed in the period over which the benefit is expected to be received. Equity instruments issued to non-employees which are either unvested or forfeitable, for which counter-party performance is required for the equity instrument to be earned, are measured initially at the fair value and subsequently adjusted for changes in fair value until the earlier of: 1) the date at which a commitment for performance by the counter-party to earn the equity instrument is reached or 2) the date on which the counter-party's performance is complete.

During the three-month periods ended March 31, 2002 and 2001, the Company recorded a stock-based compensation expense of US$100,000 and US$1.3 million, respectively, related to the amortization options outstanding to employees and consultants.


Note 10 - Subsequent Event

In April 2002, the Company received subscriptions of approximately US$1.1 million in a private placement of convertible notes from existing European shareholders. As of May 13, 2002, the Company has received approximately US$900,000 of the subscriptions. The minimum amount of private placement was US$500,000 and the maximum was US$1.5 million. The notes carry a 4% annual coupon, paid quarterly in cash or stock, at the Company's discretion, and a cashless warrant for one share for every share converted. The notes convert at a stock price of US$1.20 per share during the one-year conversion term. The Company has agreed to set aside 30% of its revenues, up to the amount of the convertible notes outstanding, in an escrow account until the notes are paid in full or converted to stock.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from the information contained in this prospectus. This document may only be used where it is legal to sell the securities. The information in this document may only be accurate on the date of this document.

                             UP TO 2,285,714 SHARES
                                     OF OUR
                                 OF COMMON STOCK

          TABLE OF CONTENTS
                                                 Page
Prospectus Summary                                  2
Risk Factors                                        4
Use Of Proceeds                                    10                     Path 1 Network Technologies Inc.
Market For Common Equity And Related Stockholder                           3636 Nobel Drive, Suite 400
     Matters                                       12                           San Diego, CA 92122
Management's Discussion And Analysis Or Plan Of
     Operation                                     15
Business                                           14
Management                                         27
Certain Relationships And Related Transactions     32
Security Ownership Of Certain Beneficial Owners                                      ________________
     And Management                                34                                   PROSPECTUS
Description Of Securities                          37                                ________________
Plan Of Distribution                               38
Selling Stockholders
Legal Matters                                      40
Experts                                            41
Available Information                              41
Index To Financial Statements
                                                                                       June 7, 2002


----------------------------------------------------------       ----------------------------------------------------------

                                     PART II


                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 24.  Indemnification of Directors and Officers.

Indemnification of Directors and Officer

     The corporation shall, to the fullest extent permitted by Section 145 of the General Corporation Law of the state of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have the power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any By-Law, agreement, vote of the stockholders or disinterested Directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a Director, Officer, Employee or Agent and shall inure to the benefit of the heirs, executors and administrators of such person.

     The Board of Directors of the Company may also authorize the Company to indemnify employees or agents of the Company, and to advance the reasonable expenses of such persons, to the same extent, following the same determinations and upon the same conditions as are required for the indemnification of and advancement of expenses to directors and officers of the Company. As of the date of this Registration Statement, the Board of Directors has not extended indemnification rights to persons other than directors and officers.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended (the "Securities Act") and is therefore unenforceable.

Item 25.  Other Expenses of Issuance and Distribution.

     The following table sets forth an itemization of all estimated expenses, all of which we will pay, in connection with the issuance and distribution of the securities being registered:

     Nature of Expense                                            Amount
                                                             ----------------
     SEC Registration fee                                           $510.99
     Accounting fees and expenses                                 30,000.00*
     Legal fees and expenses                                      20,000.00*
     Printing and related expenses                                 3,000.00*
                           TOTAL                                 $53,510.99*
                                                             ================

* Estimated.

Item 26. Recent Sales of Unregistered Securities.

     In December 1999, we partially completed a Private Placement Offering (that extended into May of 2000) under which we sold 126,800 shares of common stock at US$8.00 per share to accredited investors, resulting in net cash proceeds totaling US$962,000. These shares were purchased in an arms length transactions by private and institutional investors, none of whom had a significant beneficial interest before the placement. Further, none of these investors are affiliates of Path 1. These shares are also subject to resale restrictions for one year as they were purchased in a private transaction. The price of US$8.00 per share was the highest price we were able to negotiate and still attract the funds. The resulting discount in price from the average price of OTC Bulletin Board transactions for the period represents the associated discount for the resale restriction and the block of stock being offered. In connection with the offering, we granted options for the purchase of 6,250 shares of Class A common stock with an exercise price of US$8.00 per share through December 2006, to brokers as payment for finders fees and incurred other offering related expenses of US$52,000.

     In April 2000, we sold 1,250,000 shares of our Class A Common Stock in a private placement to Leitch for US$8.00 per share, resulting in gross proceeds of US$10.0 million. We also received 200,000 shares of Leitch common stock with a fair market value at the date of the transaction of US$3.1 million. In conjunction with the private placement, we entered into a technology license agreement with Leitch and provided Leitch a non-exclusive worldwide royalty bearing license (except as to TrueCircuit(TM) technology in products designed for the professional video market, which is subject to an exclusive royalty bearing license in favor of Leitch) to utilize our intellectual property to develop and sell products incorporating our TrueCircuit(TM) technology. The technology license is subject to a five-year initial royalty-free period. Pursuant to the terms of the agreement, Leitch is not obligated to pay us anything in the first year of the agreement but thereafter, provided certain conditions of the agreement are satisfied, a minimum annual fee of US$2 million in the second year, US$3 million in the third year, US$5 million in the fourth year and US$5 million in the fifth year must be paid to us in order to maintain the exclusive license. After the fifth year, minimum annual fees will be mutually agreed upon. If the minimum annual fee is not made in any year, the exclusive license reverts to a non-exclusive license. Minimum annual fees may be in the form of product revenue, research contract revenue or any form other than an equity investment in the company.

     In May 2000, we completed a Private Placement Offering (started in 1999) that had authorized the Company to issue up to 1,250,000 shares of Class A Common Stock to accredited investors at a price of US$8.00 per share. Between January 1, 2000 and May 31, 2000, we sold 600,000 shares of Class A Common Stock to accredited investors pursuant to this offering, resulting in net cash proceeds totaling approximately US$4.4 million. In connection with the offering, we granted options to purchase 30,000 shares of Class A Common Stock at an exercise price of US$8.00 per share through February 2007 as payment for finder's fees, and incurred other offering expenses of US$379,000.

     In July of 2000, we sold an additional 36,250 shares of its Class A Common Stock to Leitch for US$8.00 per share, resulting in gross proceeds of US$290,000. The shares were issued pursuant to the exercise of certain anti-dilution rights maintained by Leitch.

     Under a Settlement Agreement and Mutual Release dated January 4, 2001, the Company settled its lawsuits and signed a mutual general release with Dr. Franklin Felber (the "agreement"). Pursuant to the agreement the Company placed into an escrow account 400,000 unregistered shares of its Class A common stock. No underwriter was used and the Company incurred no fees for placing the shares into the escrow account. On January 10, 2002 the Company completed its obligations under the agreement and issued 100,000 shares of Class A Common Stock to Dr. Franklin Felber. The remaining 300,000 shares were returned the Company and were not issued.

     On January 9, 2002, the Board of Directors approved the issuance of a warrant to DTKA Holdings Limited, a British Virgin Islands corporation ("DTKA") to purchase up to 61,131 shares of Path 1 Network Technologies Inc. common stock at a purchase price of US$5.6436 per share as partial consideration for providing an equity line in the amount of US$10 million.

     In addition, on January 9, 2002, as consideration for arranging the equity line, Jesup & Lamont Securities Corporation also received a warrant to purchase up to 61,131 shares of Path 1 Network Technologies Inc common stock on the same terms and conditions as the warrant issued to DTKA.

     In April 2002, we received subscriptions of approximately US$1.1 million in a private placement of convertible notes from 29 existing shareholders. The notes carry a 4% annual coupon, paid quarterly in cash or stock, at our discretion, and a cashless warrant for one share for every share converted. The notes convert at a stock price of US$1.20 per share during the one-year conversion term. We have agreed to set aside 30% of our revenues, up to the amount of the convertible notes outstanding, in an escrow account until the notes are paid in full or converted to stock.

     In May 2002, we issued to Laurus Master Fund, Ltd. a 12 % convertible note in the principal amount of $1,250,000. The note is convertible into our common stock at a fixed conversion price of $1.40 and is payable on a monthly basis over 18 months. In addition, we issued warrants to purchase 125,000 shares of our common stock at an exercise price of $1.68.

     All of the above offerings and sales were deemed to be exempt under Rule 506 of Regulation D and Section 4(2) of the Securities Act. No advertising or general solicitation was employed in offering the securities. The offerings and sales were made to a limited number of persons, all of whom were accredited investors, business associates of Path 1 or executive officers of Path 1, and transfer was restricted by Path 1 in accordance with the requirements of the Securities Act of 1933. In addition to representations by the above-referenced persons, we have made independent determinations that all of the above-referenced persons were accredited or sophisticated investors, and that they were capable of analyzing the merits and risks of their investment, and that they understood the speculative nature of their investment. Furthermore, all of the above-referenced persons were provided with access to our Securities and Exchange Commission filings.

Item 27.  Exhibits.

     The following exhibits are included as part of this Form SB-2. References to "the Company" in this Exhibit List mean Path 1 Network Technologies inc., a Delaware corporation.

Exhibit
Number                     Description

2.1 Sale Purchase Agreement among us, Metar ADC and Michael Florea, Dated October 13, 2000. (1)

3.1  Certificate of Incorporation, as amended. (2)

3.1.1Certificate of Amendment of Certificate of Incorporation, as filed with the Delaware Secretary of State on February 28, 2002. (10)

3.2  Amended and Restated Bylaws. (2)

5.1  Opinion of Sichenzia Ross Friedman Ference LLP

10.1 Lease Agreement  between us and Spieker  Properties,  dated April 10, 1999.
     (2).

10.2 Stockholders' Agreement, by and among us, Leitch Technology Corporation, Ronald D. Fellman, Douglas A. Palmer and Michael T. Elliott, dated April 7, 2000. (2)

10.3+Technology License Agreement between us and Leitch Technology corporation, dated April 10, 2000. (2)

10.4#Terms of Employment  between us and Richard B. Slansky,  dated May 5, 2000.
     (3)

10.5#Employment Agreement with Michael Florea, dated October 13, 2000, as amended by Amendment No. 1 to the Employment Agreement of Michael Florea, dated December 19, 2000. (4)

10.6 Settlement Agreement and Mutual Release among Path 1 Network Technologies Inc., Douglas A. Palmer, Ronald D. Fellman, Linda Palmer, Franklin Felber and Merril Felber dated January 4, 2001. (5)

10.7 Path 1 Network Technologies Inc. 2000 Stock Option/Stock Issuance Plan. (6)

10.8 Form of Notice of Grant under the 2000 Stock  Option/Stock  Issuance  Plan.
     (6)

10.9 Form of Stock Option Agreement under the 2000 Stock Option/Stock Issuance Plan. (6)

10.10Employment Separation/Consulting Agreement and General Release between us and Michael Elliott dated April 4, 2001. (7)

10.11# Employment Agreement between us and Frederick A. Cary, dated September 7,
     2001. (8)

10.12Subscription  Agreement between us and Meewui de Kraker dated,  October 24,
     2001 (10)

10.13Promissory  note  between us and Meewui de Kraker,  dated  October 24, 2001
     (10)

10.14Stock Pledge Agreement  between us and Meewui de Kraker,  dated October 24,
     2001. (10)

10.15Technology  License  Agreement  between us and  Visionary  Solutions  dated
     December 11, 2001. (10)

10.16Separation and General  Release  between us and Alan Remen dated January 8,
     2002. (10)

10.17 Consulting Agreement between us and Alan Remen dated January 8, 2002. (10)

10.18Common Stock Purchase Agreement between us and DTKA Holdings Limited, dated January 17, 2002. (9)

10.19Registration  Rights Agreement between us and DTKA Holdings Limited,  dated
     January 17, 2002. (9)

10.20 Path 1 Network Technologies 2001 Employee Stock Purchase Plan. (10)

10.21 Securities Purchase Agreement between us and Laurus Master Fund, Ltd.

10.22 $1,250,000 convertible promissory note issued to Laurus Master Fund, Ltd.

10.23 125,000 warrants issued to Laurus Master Fund, Ltd.

21   List of Subsidiaries. (10)

23.1 Consent of Ernst & Young LLP, Independent Auditors.

23.2 Consent of Sichenzia Ross Friedman Ference LLP (see exhibit 5.1)

(1) This exhibit was previously filed as a part of, and is hereby incorporated by reference to, our Form 8-K filed with the Commission on October 30, 2000.

(2) This exhibit was filed as a part of, and is hereby incorporated by reference to, our Registration Statement on Form 10 filed with the Securities and Exchange Commission (the "Commission") on May 23, 2000, as amended by Form 10/A filed with Commission on June 19, 2000.

(3) This exhibit was previously filed as a part of, and is hereby incorporated by reference to, our Quarterly Report on Form 10-Q for the quarter ended September 30, 2000, filed with the Commission on March 29, 2001.

(4) This exhibit was previously filed as a part of, and is hereby the incorporated by reference to, our Annual Report on Form 10-K for the year ended December 31, 2000, filed with the Commission on March 29, 2001.

(5) This exhibit was previously filed as a part of, and is hereby incorporated by reference to, our Current Report on Form 8-K, filed with the Commission on January 31, 2001.

(6) This exhibit was previously filed as a part of, and is hereby incorporated by reference to, our Registration Statement on Form S-8, filed with the Commission on September 21, 2001.

(7) This exhibit was previously filed as a part of, and is hereby incorporated by reference to, our Quarterly Report on Form 10-Q for the quarter ended June 30, 2001, filed with the Commission on August 14, 2001.

(8) This exhibit was previously filed as a part of, and is hereby incorporated by reference to, our Quarterly Report on Form 10-Q or the quarter ended September 30, 2001, filed with the Commission on November 13, 2001.

(9) This exhibit was previously filed as a part of, and is hereby incorporated by reference to, Our Current Report on Form 8-K, filed with the Commission on January 29, 2002.

(10) This exhibit was previously filed as a part of, and is hereby incorporated by reference to, our Annual Report on Form 10-K for the year ended December 31, 2001.

+ Confidential Treatment Requested
# Management Compensation Agreement
* Filed Herewith

Item 28.  Undertakings.

         The undersigned registrant hereby undertakes to:

     (1) File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

          (i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

          (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement, and

          (iii) Include any additional or changed material information on the plan of distribution.

     (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

     (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

     (4) For purposes of determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this registration statement as of the time it was declared effective.

     (5) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

     In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorizes this registration statement to be signed on its behalf by the undersigned, in the City of San Diego, State of California, on June 7, 2002.

                                                PATH 1 NETWORK TECHNOLOGIES INC.


                                                By:      /s/ Fred Cary
                                                         Fred Cary, President


     In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

       Signature                 Title                                 Date


/s/ Fred Cary            President, Chief Financial Officer and     June 7, 2002
-----------------------  Director
Fred Cary


/s/ Richard Slansky      Chief Financial Officer and Secretary      June 7, 2002
-----------------------  (Principal Financial Officer and
Richard Slansky          Principal Accounting Officer)


/s/ Ronald D. Fellman    Director                                   June 7, 2002
-----------------------
Ronald D. Fellman


/s/ Robert L. Packer     Director                                   June 7, 2002
-----------------------
Robert L. Packer


/s/ Robert B. Clasen     Director                                   June 7, 2002
-----------------------
 Robert B. Clasen


/s/ James A. Bixby       Director                                   June 7, 2002
-----------------------
James A. Bixby

EXHIBIT 5.1



                       SICHENZIA ROSS FRIEDMAN FERENCE LLP
                     1065 Avenue of the Americas, 21st Flr.
                               New York, NY 10018
                               -------------------
                            Telephone: (212) 930-9700
                            Facsimile: (212) 930-9725


                                                                    June 6, 2002

VIA ELECTRONIC TRANSMISSION

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

         Re:      Path 1 Network Technologies inc.
                  Form SB-2 Registration Statement (File No. 333-


Ladies and Gentlemen:

     We refer to the above-captioned registration statement on Form SB-2 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), filed by Path 1 Network Technologies inc., a Delaware corporation (the "Company"), with the Securities and Exchange Commission.

     We have examined the originals, photocopies, certified copies or other evidence of such records of the Company, certificates of officers of the Company and public officials, and other documents as we have deemed relevant and necessary as a basis for the opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as certified copies or photocopies and the authenticity of the originals of such latter documents.

     Based on our examination mentioned above, we are of the opinion that the securities being sold pursuant to the Registration Statement are duly authorized and will be, when issued in the manner described in the Registration Statement, legally and validly issued, fully paid and non-assessable.

     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm under "Legal Matters" in the related Prospectus. In giving the foregoing consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Securities and Exchange Commission.

                                         Very truly yours,

                                         /s/Sichenzia Ross Friedman Ference LLP

                                  EXHIBIT 23.1



               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Experts" and to the use of our report dated February 15, 2002, except for note 13, as to which the date is April 11, 2002, in the Registration Statement (Form SB-2) and the related Prospectus of Path 1 Network Technologies Inc. for the registration of 2,285,714 shares of its common stock.



                                                    /s/ ERNST & YOUNG LLP



San Diego, California
June 6, 2002